2005

UNIVERSAL INTERNATIONAL MUSIC B.V.

and

UNIVERSAL MANUFACTURING & LOGISTICS GMBH

(to be renamed [EDC GERMANY GMBH])

MANUFACTURING AND RELATED SERVICES AGREEMENT*

*	A portion of this document is confidential and has been omitted in accordance with Rule 24b-2 under the Securities and Exchange Act of 1934. Such omitted confidential material is marked herein as follows: [*****].

1.0	Overview:

This Manufacturing and Related Services Agreement (“Agreement”) is dated May 31, 2005 and is between Universal International Music, B.V., a company incorporated in The Netherlands with registered office at Gerrit van der Veenlaan 4, 3743 DN Baarn, The Netherlands and registered number 31018439 (“Customer”) and Universal Manufacturing & Logistics GmbH, a company incorporated in Germany with registered office at Emil Berlinerstrasse 13, 30851 Langenhagen, Germany and registered number HRB52670 (as such party may be renamed, (“Supplier”)), referred to collectively as the parties (“Parties”) and describes the terms and conditions concerning the purchase and supply of CDs, DVDs and related services in Europe.

2.0	Definitions: Definitions are set out in Schedule 2.0 of the Agreement.

3.0	Term:

3.1	Subject to the termination provisions of this Agreement, this Agreement shall remain in force from the Effective Date until May 31, 2015 (the “Term”).

3.2	At least 180 days prior to the expiration of the Term senior management of the Parties shall meet in good faith to discuss an extension to the Term.

4.0	Purchase Obligation:

4.1	In each year of the Term and subject to the exclusions set forth in this Section 4.1, Customer shall purchase, and shall cause all members of the Universal Music Group to purchase, 100% of its and their respective Manufacturing Requirements from Supplier, excluding (i) any Manufacturing Requirements which such Universal Music Group member is permitted to purchase from a third party under Sections 6.8, 6.10 or 9.3 of this Agreement or Section 9.3 of the International Distribution Agreement; (ii) the quantities set forth on Schedule 4.1(ii) as long as and to the extent that they are contractually committed to the third parties set forth on Schedule 4.1(ii) under valid written agreements existing as of the Effective Date; (iii) the quantities to protect service levels in France and the United Kingdom as set forth in Schedule 4.1(iii); (iv) orders for Special Projects; (v) IMS Service orders; and (vi) any Manufacturing Requirements of a party who becomes a Universal Music Group member by acquisition after the Effective Date, but only to the extent and for the period that such Manufacturing Requirements are contractually committed to a third party as of the date of signing of the relevant acquisition agreement.

It being understood by the Parties that if any of the agreements referenced on Schedule 4.1(ii) are terminated, the number of CDs excluded from the Manufacturing Requirements under the provisions of Section 4.1(ii) (“Excluded CDs”) shall be reduced by the Manufacturing Requirements applicable to such agreement.

4.2	Customer will provide Supplier with purchase orders and input materials in accordance with the requirements outlined in Article 6.0.

4.3	Intentionally deleted.

4.4	Subject to the limitations set forth in Section 4.1, Customer agrees that it will not permit any of the Manufacturing Requirements of any member of the Universal Music Group to be exercised by, or transferred to another entity outside of the Universal Music Group without also assigning, in whole or in part, this Agreement so that any transferred Manufacturing Requirements continue to be subject to this Agreement; provided however, that if Customer sells a Label to an entity outside of the Universal Music Group, Customer’s sole obligation shall be to ensure that Supplier has access to the Manufacturing Requirements of such Label after such sale for the remaining term of this Agreement as Incremental Volume under provisions parallel to those in Section 10.6. Nothing contained in this Section is intended to limit Vivendi Universal S.A. or any of its operations that are not part of or are acquired separately from the Universal Music Group or, (subject to the limitations in Section 18), to limit the sale of the equity of, or of all or substantially all of the assets of a Universal Music Group member; provided such operations or sale are subject to the assignment obligations described in this Section 4.4.

4.5	Notwithstanding anything contained in this Agreement to the contrary and except as expressly provided in Sections 4.1 and 4.4, Customer shall have no obligation to conduct its business in a manner that maximizes its demand for Manufacturing Services to be requested from Supplier or minimizes the risks that such Manufacturing Services shall not be required by Customer, including, without limitation, any obligation to extend or renew any agreements with third parties. Supplier acknowledges that there are no minimum requirements associated with this Agreement.

4.6	Customer shall purchase, and shall cause all members of the Universal Music Group to purchase, [*****]% of its or their respective New Formats Manufacturing Requirements from Supplier, to the extent that Supplier supplies such services. Supplier shall use commercially reasonable endeavors to supply all such services to Customer. Pricing for New Formats Manufacturing Services will be determined pursuant to Sections 10.11 and 10.12. Customer and Supplier shall agree in good faith on all other relevant terms (e.g. specifications, turnaround times) for such New Formats Manufacturing Requirements, as set forth in Section 10.11.

5.0	Supplier Supply Obligations:

5.1	Supplier and Customer will meet not less frequently than quarterly for planning purposes and to review, implement as necessary and approve matters as required under this Agreement, including, [*****]. Once each [*****], Supplier will discuss its Technical Plan with Customer.

5.2	Supplier will supply the Manufacturing Services set out in Schedule 10.1 in accordance with the requirements outlined in Article 6.0. These Manufacturing Services will at a minimum meet the quality specifications in use by Supplier immediately prior to the Effective Date, as outlined in Article 8.0. In the event that Customer requests that Supplier supply any Manufacturing Services which are not set forth on Schedule 10.1 the Parties shall use the procedures set forth in Sections 10.5, 10.11, 10.12 and 10.13 to resolve the pricing of such requests.

5.3	Supplier may not refuse a Customer request to provide a Manufacturing Service not set forth on Schedule 10.1 provided (i) Customer and Supplier have followed the procedures described in Sections 10.5, 10.11, 10.12 and 10.13 and (ii) the requested Manufacturing Service is normally and customarily provided by manufacturers in businesses substantially equivalent to Supplier’s business at the time of Customer’s request.

5.4	Supplier shall have the right to subcontract up to [*****]% of any particular Manufacturing Services in each [*****] (with no rollover of any unused subcontracting capacity) provided to Customer hereunder to the third-party manufacturers and service providers listed on Schedule 5.4 hereto, provided, however, if the remaining [*****]% of the Manufacturing Services requested by Customer or any member of the Universal Music Group exceeds 100% of Supplier’s capacity to provide such Manufacturing Services, then Supplier may subcontract in excess of [*****]% of the Manufacturing Services provided to Customer so long as the percentage of subcontracted Manufacturing Services provided to Customer is no more than the percentage of subcontracted services provided to any other customer of similar services. Notwithstanding the foregoing, Supplier may subcontract a greater percentage of Manufacturing Services for Customer than it does for (a) other customers with respect to Spot Market Orders, or (b) other customers who purchase less than [*****]%, on an [*****] basis, of Universal Music Group’s Manufacturing Requirements. Supplier may propose to Customer an amended Schedule 5.4, adding or deleting subcontractors at any time, and from time to time, provided that such amendment shall not be effective unless and until Customer approves such amendment, which approval shall not be unreasonably withheld or delayed. Customer shall have the right to add or delete previously approved subcontractors at any time and from time to time provided that, in the case of deletions, (i) Customer’s deletion is not unreasonable; (ii) Customer consults with Supplier prior to the deletion; (iii) Customer provides Supplier with at least [*****] days prior written notice of the deletion; (iv) Customer permits Supplier, notwithstanding such deletion, to continue to use such subcontractor to fulfill any volume commitments to such subcontractor existing as of the date of receipt of such notice of deletion, provided however, that such volume commitments to subcontractors cannot be longer than [*****] months without Customer’s prior approval; and (v) after the deletion, a commercially reasonable number of approved subcontractors, and in any event no less than the lower of (A) the number of subcontractors qualified to perform the Manufacturing Services subcontracted, or (B) [*****], remain listed on Schedule 5.4 and any amendments thereto.

5.4.1	Any order subcontracted by Supplier shall remain subject to the terms of this Agreement. Supplier shall inform Customer of any order subcontracted within two Business Days of subcontracting any order.

5.4.2	All Supplier’s agreements with subcontractors performing services for Customer will provide that Customer will have the right to inspect such subcontractor’s facilities upon reasonable advance written notice to Supplier, during normal subcontractor hours of operation, without interference to subcontractor’s operations, and subject to any reasonable access rules or confidentiality obligations imposed by the subcontractor.

5.4.3	Notwithstanding any of the foregoing restrictions in this Section 5.4, Supplier may outsource [*****]% of any Manufacturing Services (i) involving hand packaging, refurbishing and other non-automated services; or (ii) constituting Excess Orders.

5.5	Supplier shall maintain and employ plant security systems and procedures that are no less effective in preventing theft, pirating, unauthorized exhibition, copying or duplication of any of Customer’s proprietary audio and/or audio visual product or other material delivered by Customer to Supplier or its designated subcontractors than the security systems and procedures disclosed to Supplier in writing prior to the Effective Date, to the extent such systems and procedures were Prevailing Practices at the existing Supplier manufacturing facilities as of the Effective Date.

5.6	In addition to its obligations under Section 27, Supplier shall comply with all applicable legislation and formal recommendations from the IFPI which are generally implemented by IFPI members in each case in respect of the regulation of piracy (including application of SID codes and/or similar future systems) provided that Supplier shall have a reasonable time to comply with any such formal recommendations from the IFPI and to the extent such systems and procedures were Prevailing Practices at the existing Supplier manufacturing facilities as of the Effective Date.

5.7	Supplier confirms that it is aware of the BIEM-IFPI Memorandum of Understanding of August 1996 on the enforcement of copyrights and neighboring rights and the IFPI Good Business Practice Guidelines and confirms that it will, , and throughout the Term, abide by such memorandum and guidelines as if it were a member of the IFPI and agrees that it will not knowingly manufacture at its facilities sound or other recordings which have not been authorized by the lawful owners of rights in such recordings. Supplier also recognizes that to the extent consistent with Prevailing Practices, it will comply with the SID Code and the ISO Code.

5.8	Supplier shall at all times during the Term have a fulltime dedicated account manager with a full time deputy, who are only responsible for the daily liaison with Customer and who shall be available to Customer daily from 8:00 a.m. to 5:00 p.m. (Hanover time).

5.9	At all times during the Term, and to the extent consistent with Prevailing Practices, Supplier will maintain a minimum installed daily capacity of the lesser of (a) the Minimum Installed Daily Capacity of CDs and (b) Minimum Installed Daily Capacity of CDs multiplied by a fraction, [*****].

5.10	At all times during the Term, and to the extent consistent with Prevailing Practices, Supplier will maintain a minimum installed daily capacity of the lesser of (a) Minimum Installed Daily Capacity of DVDs and (b) Minimum Installed Daily Capacity of DVDs multiplied by a fraction, [*****].

5.11	The Parties hereto acknowledge and agree that, notwithstanding any other provision of this Agreement, the standards to which Supplier will be held in connection with the Manufacturing Services to be provided by Supplier to Customer hereunder, including without limitation, quality, turnaround, shipment, security and reporting standards, shall as of the Effective Date be the standards which Supplier was generally meeting in the twelve-month period prior to the Effective Date; provided, however, that; (a) notwithstanding the foregoing, Supplier shall meet its obligation to manufacture and ship the aggregate number of Optical Discs in all Workable Orders in each Work Week, so long as such amount ordered does not exceed the Maximum Weekly Orders throughout the term of this Agreement, and the provisions of section 6.11 shall apply, and (b) prior to adopting any standards pursuant this Section 5.11 or Section 5.16 that vary from those set forth in this Agreement, Supplier shall first provide written notice to Customer of such intention with a reasonably detailed description of the standards Supplier intends to adopt and the basis for doing so (a “Section 5.11 Notice”); provided, further, that the Parties further acknowledge and agree that notwithstanding the foregoing, after the [*****] months of the Term, Supplier will (i) meet the standards as set forth herein and established hereunder, and (ii) subject to Section 5.13, further meet industry standards as required by Section 5.12.

5.12	The Parties hereto acknowledge and agree that the standards applicable to the Manufacturing Services to be provided by Supplier to Customer hereunder, including without limitation, quality, the nature of services, security standards, IT systems and support, will change over the Term. If the standards applicable to similar manufacturing services provided by Supplier to any other customer are higher than those applicable to Customer, those higher standards shall also be applicable to the services provided by Supplier to Customer. In addition, Supplier shall, to the extent the industry standards referenced herein or the standards which are generally required by Major Music Company buyers of services such as those provided by Supplier hereunder, increase or improve those standards in effect on the Effective Date, upgrade its operations and services to incorporate such increased or improved standards for the benefit of Customer. Notwithstanding the foregoing, Supplier shall not be required as a result of this Section 5.12 to be the first or an early adopter of new standards or technology, but is required to implement such new standards and technology as and when they become generally used and available.

5.13	[*****]

5.14	[*****]

5.15	[*****]

5.16	Notwithstanding the provisions of Sections 5.5, 5.6, 5.7, 5.9, 5.10, 6.3.2, 6.5 and 7.5, on and after the first anniversary of the Effective Date, the standards set forth in each such section shall apply without reference to Prevailing Practices unless Supplier has previously challenged and reasonably proven, in the manner set forth below, that Prevailing Practices were inconsistent with the standards otherwise set forth in such section (such standards, collectively, the “Specified Standards”). [*****]

6.0	Forecasts, Orders, Production and Delivery:

6.1	Customer will provide each [*****] a forecast for Optical Discs that will cover a period of time of no less than [*****] months. The first four weeks of each forecast will be divided into Work Week requirements (with each Work Week forecast being a “Work Week Forecast”), with the remainder of the forecast divided [*****]. No Customer forecast shall be binding as an Order, but shall represent Customer’s good faith estimate, at the time provided, of its anticipated requirements to meet expected demand. Customer shall provide Supplier at least once a [*****] with Customer’s own internal forecasts of manufacturing requirements made for Customer’s internal budgeting purposes.

6.2	Customer shall place purchase orders for Manufacturing Services through Supplier’s electronic order system or by fax (each, an “Order”); provided, however, that Customer shall use commercially reasonable endeavors to transition all orders to Supplier’s electronic order system as soon as possible.

6.3	Customer shall provide Supplier with all necessary input materials (“Input Materials”) for each Order, including as applicable product bills of material, production masters (or components to create a master), packaging components (or artwork to produce same), metadata and disc label film, and (b) be responsible for obtaining any necessary rights, clearances or approvals under IRMA or applicable law for Supplier to manufacture the Optical Disc on Customer’s behalf. Customer shall use commercially reasonable endeavors to provide all Input Materials in digital/electronic format ready for component manufacturing. Supplier shall not charge Customer for any initiation costs (e.g. mastering) unless material rework is required and Customer approves such rework costs in advance. Supplier will for each new master conduct a bit to bit control and evaluation, confirming the accuracy thereof.

6.3.1	Supplier will inspect all Input Materials for defects and identify items which do not meet Customer specification, by the latest [*****] (Hanover time) the day following the date of receipt and promptly notify Customer of any such defects or specification failures identified by Supplier. In relation to Orders designated by Customer as priority items and received by Supplier [*****]. Hanover time, Supplier shall undertake such inspection on the day of receipt of relevant Input Materials.

6.3.2	Supplier will check on an Order by Order basis whether the received printed paper parts correspond to the Order requirement for paper parts and are of the quantity, type and quality ordered and shall make such paper parts available for processing[*****] of receipt but shall, at Customer’s request prioritize the checking and availability of paper parts for specific priority products in accordance with Prevailing Practices.

6.3.3	For a limited number of artists [*****] Supplier will supply test pressings of New Release [*****] to any Universal Music Group member office in the Territory and will only commence the commercial manufacture of the relevant CDs after receipt of the appropriate written approvals of the test pressing and packaging. Customer will use reasonable endeavors to minimize the number of instances in which CD test pressings are required by its artists.

6.3.4	Supplier will supply test pressings of DVDs replicated by Supplier [*****] and will only commence the commercial manufacture of the relevant DVDs after receipt of the appropriate approvals of the test pressing and packaging. Customer will use reasonable endeavors to minimize the number of instances in which DVD test pressings are required.

6.4	Orders will be considered workable (“Workable Orders”) upon:

(a)	Receipt by Supplier of Customer’s Order [*****] on a Working Day (if received after such time, the Order will be deemed to have been received the following Working Day), provided that such Order, when assessed collectively with Customer’s other Orders, does not exceed the Maximum Weekly Disc Orders unless otherwise agreed to in writing by Supplier;

(b)	Receipt and approval, if required, from Customer, of all of the Input Materials for the ordered Manufacturing Services. Supplier will use reasonable endeavors to work with Customer to commence manufacture before all Input Materials are available in order to reduce lead times for specific Orders, if requested by Customer; and

(c)	To the extent applicable, receipt of Customer’s written approval of any test pressings or packaging provided to Customer under the provisions of Sections 6.3.3 or 6.3.4.

6.5	Workable Orders for Optical Discs will be manufactured in the following lead times to the extent consistent with Prevailing Practices:

6.5.1	One Working Day: Maximum of [*****] selections, designated by Customer, totaling no more than [*****] CDs and [*****] DVDs, which can be packaged automatically with in-line stickering, shrink-wrapping and inserts, etc. and excluding any items requiring any hand packing.

6.5.2	Two Working Days: Maximum of [*****] CDs and [*****] DVDs, designated by Customer and additional to the Optical Discs in 6.5.1, which can be packaged automatically with in-line stickering, shrink-wrapping and inserts, etc. and excluding any items requiring any hand packing.

6.5.3	Three Working Days: Products that require hand packing other than those considered items subject to Sections 6.5.4 or 6.5.5 below.

6.5.4	Four Working Days: Products not otherwise identified in Sections 6.5.1, 6.5.2, 6.5.3 and 6.5.5.

6.5.5	Six Working Days: Products identified as “New Releases” in the Customer system.

6.5.6	Customer may designate any Workable Order for a 6.5.3 or 6.5.4 item not requiring hand packing to be manufactured within the lead times described in 6.5.1 or 6.5.2 so long as the total orders in 6.5.1 or 6.5.2 do not exceed the maximum limit described therein.

Supplier will use commercially reasonable endeavors to provide faster service when requested.

6.6	Except as set forth in Section 7.2, Supplier shall deliver the Optical Discs into the RSC as part of the pricing herein, in which case Product shall only be considered delivered once Booked-On by the RSC and made available for picking and dispatch. The booking-on will be made by Supplier prior to [*****], Hanover time, on the designated due date. By way of example, for purposes of clarity, a Workable Order received at Supplier’s Hanover plant prior to [*****] local time on a Working Day, if designated by Customer a one-day lead-time must be booked-on to RSC.[*****] (Hanover time) the next Working Day.

6.7	An Order will be deemed fulfilled if the number of Optical Discs shipped are within the variances set forth in Schedule 6.7, provided (i) where either (A) Supplier has agreed in writing to ship exact quantities for certain customer shipments or for certain Optical Discs or (B) where exact quantities are specified by Customer for certain customer shipments or for certain Optical Discs as a result of a condition imposed by a customer, and Supplier has been given timely notice of such requirement, Supplier must ship the exact quantities specified, and (ii) invoices must be for the actual number of Optical Discs shipped.

[*****]

6.8	Without limitation of Customer’s other remedies hereunder, if Supplier is unable or otherwise fails to fulfill any Workable Order in accordance with this Agreement within [*****] days of the date required under this Agreement, then Customer may secure the services of a third party or parties to fulfill the unfilled portion of such Workable Order(s).

6.9	Customer will not issue Orders for less than [*****] Optical Discs for any New Release, or less than [*****] Optical Discs for any reorders, unless (a) an existing (as of the Effective Date) contractual requirement between Customer and its third party, non-Universal Music Group member customer requires otherwise, (b) the Parties have agreed to lesser limits with respect to particular Incremental Volume, or (c) the Order is for a non-commercial Optical Disc such as promo discs, DJ copies and copies for Universal Music Group internal use, in which case no minimum order size applies.

6.10	To the extent that any [*****] or more Customer Orders would exceed the Maximum Weekly Disc Orders for such Work Week (to the extent any such Order exceeds such quantities, an “Excess Order”), the Supplier shall, at its option, either accept such Excess Order under the terms of this Agreement or offer to accept such Excess Order with extended turnaround times, and shall provide Customer with notice of its offer (along with the extended turnaround times required to fulfill such Excess Order) within hours of receipt of the Excess Order; provided, however, that if Supplier does not accept such Excess Order under the terms of this Agreement or Customer does not accept Supplier’s offer to fulfill an Excess Order with extended turnaround times, Customer shall be entitled to fulfill the Excess Order portion of such Order with any third-party supplier set forth on Schedule 5.4. In the event that Supplier accepts any such Excess Order under the provisions of this Section 6.10 (whether under the normal turnaround times or otherwise), Supplier shall have, notwithstanding any restrictions in Section 5.4, the right to subcontract such Excess Orders.

6.11	In the event Supplier (a) fails to manufacture and Tender the aggregate number of Optical Discs in all Workable Orders due in a given Work Week, so long as such amount ordered does not exceed the Maximum Weekly Disc Orders or (b) fails to manufacture and Tender any Workable Order within the lead times described in 6.5 and 6.6 (any of such orders in (a) or (b) hereafter shall be referred to collectively as “Late Orders”), Customer shall have the right to debit its payables balance with Supplier by the Late Order Fee for any such Late Order, which right shall be limited to one Late Order Fee for each Late Order. Except with respect to the partial loss of exclusivity provided for in Section 9.3.1 and the rights provided for in Sections 9.3.2, 9.3.3, 9.3.4, 9.3.5 and 9.3.6 the Late Order Fee shall be Customer’s sole remedy, and Supplier’s sole liability, for any Late Orders. Supplier shall have the right to dispute any Late Order Fee debit, and if such a debit is subsequently reversed it shall bear interest as provided in Section 10.2.1.

6.12	No additional or conflicting terms and conditions on any purchase orders or other documentation provided by Customer or any other Universal Music Group member incidental to any Orders hereunder shall form any part of any agreement between the Parties, including this Agreement, except for purchase order quantities and descriptions, provided such items are consistent with the requirements of this Agreement.

6.13	On Customer’s request, Supplier shall use commercially reasonable endeavors to increase its staffing levels or cause its staff, to the extent permitted by applicable law, to work on non-Working Days or shall secure capacity at third-party facilities to relieve restrictions on capacity affecting Supplier’s supply of Manufacturing Services.

6.14	Customer shall retain, at all times, the right to prioritize any item, e.g. new releases, singles, TV, campaign and chart Optical Discs above other categories of Optical Discs.

6.15	For [*****]% of the daily capacity allocated to Customer in accordance with Customer’s planned demand, Customer can prioritize the Optical Discs for which it wants “a next day” delivery (meaning available for shipment by [*****] Hanover time the following Working Day). Should instructions under this provision conflict with the time limits set out in Section 6.5, Supplier shall notify Customer and Customer shall designate the Optical Discs that have priority.

6.16	If Supplier cannot meet the turnaround times or the quality requirements set out in this Agreement, Supplier shall inform Customer promptly on becoming so aware, whereupon Customer shall have the right to prioritize different items of Optical Discs to be manufactured by Supplier in addition to other remedies available to it.

6.17	[*****]

7.0	Specific Related Services:

Supplier will provide the services to support the Manufacturing Services that are set forth in this Article 7.0 (the “Specific Related Services”). Except as expressly provided herein, the Specific Related Services will be performed by Supplier at no additional charge. Specific Related Services shall be substantially similar to the current prevailing Supplier practices immediately prior to the Effective Date, and shall include:

7.1	Supplier will evaluate Input Materials in accordance with Section 6.3 on an Order by Order basis for defects and identify items out of Customer specification, within a timely manner, as agreed on by the Parties. Unless otherwise specified, this will be performed at no additional cost to Customer.

7.2	At Customer’s request, Supplier will process for shipment Special Project orders, Drop Shipment orders and NDU Orders, and will manage the provision of third-party transport services to such locations as set forth in this Section 7.2 (“Direct Distribution”). Supplier will Tender by 2:00 pm (Hanover time) onwards on the due date. By way of example, for purposes of clarity, a Direct Distribution Workable Order received at Supplier’s Hanover plant prior to [*****] Hanover time on a Working Day, if properly designated by Customer [*****] lead-time must be Tendered for loading on a third-party lorry [*****] pm Hanover time the Working Day.[*****] The management of transport services in relation to Direct Distribution by Supplier shall be at no additional cost to the Customer.

7.2.1	Supplier shall load the Optical Discs, together with the applicable dispatch documents, onto a lorry at Hanover or any successor facility for dispatch to Universal Music Group member or customer warehouses, as applicable.

7.2.2	Supplier will, upon shipment of any such orders, transmit and advance shipping notice (“ASN”) by electronic means to the applicable Universal Music Group member, which ASN shall contain information as to the quantities shipped, on an SKU-by-SKU basis, and the contents of the individual palettes.

7.2.3	Intentionally deleted.

7.2.4	Transport costs charged to Supplier in relation to such Direct Distributions shall be charged to Customer at cost and on the same payment terms as are provided by the transport provider to Supplier (“Transport Charges”). Supplier will charge Customer the actual amount of any Transport Charges it properly incurs and subsequently pays in relation to the distribution of product. Customer will be invoiced by Supplier separately for the Transport Charges on a country by country basis once per[*****]. In any event payment terms for Transport Charges are such that Customer is obliged to pay Supplier a minimum of [*****] prior to the date Supplier must meet its payment obligations to transport providers for Transport Charges. Supplier will supply Customer on request with copies of the invoices relating to Transport Charges at the time of their receipt by Supplier.

7.2.5	Supplier shall at Customer’s written request negotiate and contract with transport providers in relation to the distribution of product and will use its reasonable endeavors to ensure that the net Transport Charges will be at the lowest levels practicable given the volume and make-up of dispatched product and to consolidate manufacturing and distribution shipments where practicable.

7.2.6	Customer and Supplier shall consult in relation to all agreements with transport providers for distribution of Universal Music Group product provided that Customer has absolute discretion to determine all providers of transport services and must approve all material terms of agreements with transport providers and may designate an alternative transport provider in the event of its dissatisfaction with any transport provider’s services. Supplier is acting as Customer’s agent in connection with all agreements, arrangements and dealings with transport providers.

7.3	Supplier will provide services to support Customer’s promotional products requirements commonly referred to as DJ Promo. Services include:

7.3.1	Promotional manufacturing orders, processed through the normal manufacturing services function. Manufacturing lead times for DJ Promo orders will [*****] Days. The aforementioned notwithstanding, Customer may designate [*****] DJ Promo orders per [*****] Day to be manufactured in [*****] Days.

7.3.2	Intentionally deleted

7.4	Supplier will at no additional cost to Customer provide and maintain certain reports and electronic data feeds to the extent available to Customer as of the Effective Date, including but not limited to:

[*****]

Supplier will supply Customer with on-line access to such information as Customer shall reasonably require to (a) [*****]. Supplier will provide such additional reports and electronic data as Customer shall reasonably require, and the Parties shall mutually agree upon how additional costs, if any are actually incurred by Supplier for any such reports or electronic data feeds, will be shared or allocated.

7.5	Supplier agrees and understands that it has normal and customary custodial responsibilities for Customer owned components and parts (including paper parts) in Supplier’s possession and Supplier specifically agrees consistent with Prevailing Practice to:

7.5.1	Store, at [*****] additional charge (except as set forth in Schedule 10.1) and in accordance with the terms of this Agreement, all manufacturing and packaging components supplied to it by Customer or procured by Supplier on behalf of Customer (“Manufacturing Components”). Customer will review all stocks of Manufacturing Components at least [*****] per year, and will propose to Supplier Customer’s desired disposition (e.g., scrapping) of all such materials which have not been the subject of Orders in the last [*****] months, and shall work with Supplier in good faith to resolve any storage issues faced by Supplier if not resolved pursuant to such disposition instructions. All Manufacturing Components held by Supplier shall remain the property of Customer.

7.5.2	Maintain and provide to Customer on hand inventory balance information and to employ systems and procedures such that, at any given time[*****]% of said balances per component are within [*****]% of the actual amount on hand.

7.5.3	Carry out a [*****] cycle a physical inventory of all Manufacturing Components and all other materials owned by Customer in the custody of

Supplier such that each storage location will be checked [*****]. Supplier will provide a monthly inventory report to Customer. Customer may amend the stock control procedure to reflect the express requirements of its auditors from time to time, or as reasonably required to address any failure to meet the standards set forth in Section 7.5.2.

7.5.4	Permit Customer to carry out an audit of all Manufacturing Components and all other materials owned by Customer in the custody of Supplier at any time at Customer’s cost, provided that Customer (i) gives Supplier at least two weeks advance notice; (ii) conducts the audit during normal business hours; (iii) conducts any such audit without interference to Supplier’s business operations; and (iv) conducts such an audit no more than once per year. Supplier shall supply all documentation, logistical and administrative support reasonably requested by Customer for such audit.

7.5.5	Be responsible for, and at Customer’s request pay Customer its cost for, any Lost Inventory of Customer-owned printed or other components in its possession exceeding [*****]% per SKU of the amount of such inventory delivered to Supplier.

Notwithstanding the foregoing, for certain non-standard, high cost packaging items (by way of example, for purposes of clarity but without limitation, non-standard, high cost packaging items include multi-disc boxes and multi-disc booklets) specified from time to time by Customer, Supplier shall pay for Lost Inventory exceeding [*****]% per SKU of the amount of such inventory delivered to Supplier.

7.5.6	At least twice per Working Day, provide Customer electronically (a) on hand inventory balances by SKU and (b) receipts by SKU from Customer’s vendors.

7.5.7	Upon receipt of written notice from Customer of all deletions from Customer’s catalogue, scrap, dispose of or return production parts for such deleted items as instructed, [*****]charge and within [*****] Working Days of such notice, and Supplier shall notify Customer promptly that this has occurred.

7.5.8	Retrieve from stock and prepare for shipment any Manufacturing Components required in connection with dispatches under Section 7.2, orders placed under Section 7.8, orders placed under Section 25, or for supplies to Customer’s customers as reasonably requested and to facilitate the provision of Manufacturing Services by third parties where this is permitted under this Agreement.

7.6	Supplier Ordering Components On Behalf of Customer

7.6.1	Supplier will order and receive components (other than Other Existing Formats, which are subject instead to Section 7.7) (that will be owned by

Customer), as requested by Customer, including printed components and point-of-sale materials (any such components, “Components”), and pay the applicable component vendors, following the order quantity and order timing procedures as disclosed to the Supplier in writing prior to the Effective Date . The agreements, if any, between the component vendors and the Customer shall be utilized by the Supplier in placing such orders, and Supplier agrees to comply with the payment and other terms applicable to the ordering of product under such vendor agreements; provided that (a) Supplier shall be Customer’s agent for the purposes of placing orders under such agreements, (b) no modifications, renegotiations or amendments of such agreements will be made without consultation with Supplier, and (c) such agreements do not require payment to the third-party vendor prior to [*****] days after shipment.

7.6.2	Supplier will invoice Customer, within [*****]days following the end of each, [*****] for the cost Supplier has paid (or will pay) for all Components the Supplier purchased and received on behalf of Customer for the[*****]. Supplier’s invoice (a) will include, as backup documentation, copies of the applicable vendor invoices (or detailed EDI invoicing files), the total of which shall agree with the Supplier’s invoice total, (b) will be calculated in accordance with the Components Procurement Matrix provided in Schedule 7.6.2, and (c) will take into account any prior invoices for such materials. Customer shall pay Supplier a minimum of [*****] prior to the date Supplier must meet its payment obligations to the applicable component vendors. All such Components shall be owned by the Customer.

7.6.3	Supplier will for the period Customer requests and in accordance with Customer instructions add Customer-owned Component prices to the prices set forth on Schedule 10.1, and reflect them in its invoices of Manufactured Services to Customer, which Customer will pay in accordance with the other terms of this Agreement.

7.6.4	[*****], Supplier will calculate the sum of the Euro amounts of Components included in its invoices of Manufacturing Services to Customer for the [*****] and, to the extent not offset as set forth below, issue a credit memo or other payment to Customer for the difference between the sum of the calculated amount and the amount invoiced under Section 7.6.2. Customer may offset the credit referenced in this Section 7.6.4 against the invoices referenced under Section 7.6.3, provided both the invoice and the credit are due on the same date.

7.6.5	Supplier shall conform to all performance standards and policies disclosed to Supplier pursuant to Section 7.6.1 with respect to the ordering of Components on the behalf of Customer. If Supplier fails to meet any such performance standards or policies, Supplier shall be responsible for all of Customer’s direct costs attributable to such failure. [*****]

7.6.6	Customer may, for any reasonable business purpose of Customer, at any time elect to order some or all Components and/or pay Component vendors directly. In the event Customer elects to order Components or pay Component vendors directly under the foregoing provisions, (a) Supplier will cease including the cost of Customer-supplied Components in its invoices of finished product to Customer as of the effective date of such change, (b) Customer shall provide Supplier with [*****] days written notice of its intention to implement such change, (c) Customer shall reimburse Supplier for [*****] and (d) Supplier and Customer shall agree to an equitable adjustment in the prices on Schedule 10.1 to reflect the corresponding decrease in Supplier’s ongoing costs. Supplier shall consult with Customer prior to incurring any costs referred to in (c) above and shall use commercially reasonable efforts to minimize any resulting cost to the Customer under this Section 7.6.6.

7.6.7	Supplier will indemnify, defend and hold harmless the Customer, and its Affiliates, its and their shareholders, officers, employees and agents from any and all third-party claims, demands, causes of action, liability, judgments, damages, costs and expense (including reasonable attorney’s fees) asserted against, imposed upon or suffered by such parties as a result of Supplier’s failure to pay any amounts owed by Supplier to any printed component vendor under this Section 7.6 when such amounts are due (provided Customer has paid such amounts to Supplier).

7.7	Supplier Ordering Other Existing Formats On Behalf of Customer

7.7.1	Supplier will order and receive, at Customer’s request and in accordance with Customer’s instructions, on a country-by-country basis, Other Existing Formats (that will be owned by Customer) and pay the suppliers of such formats. The agreements, if any, between the Other Existing Formats suppliers and the Customer shall be utilized by the Supplier in placing such orders, and Supplier agrees to comply with the payment and other terms applicable to the ordering of product under such agreements; provided that (a) Supplier shall be Customer’s agent for the purposes of placing orders under such agreements, (b) no modifications, renegotiations or amendments of such agreements will be made without Supplier’s cooperation, and (c) such agreements do not require payment to the third-party supplier prior to [*****] after shipment. Supplier will include the third-party charges for all such Other Existing Formats in its invoices to Customer, and Customer will bear all such charges. Customer is obliged to pay Supplier a minimum of [*****] prior to the date Supplier must meet its payment obligations to Other Existing Format vendors. Supplier’s invoice will include, as backup documentation, copies of the applicable vendor invoices (or detailed EDI invoicing files), the total of which shall agree with the Supplier’s invoice total.

7.7.2	Customer may, for any reasonable business purpose of Customer, at any time elect to order some or all Other Existing Formats and/or pay such Other Existing Formats vendors directly. In the event Customer elects to order and receive Other Existing Formats and pay such vendors directly under the foregoing provisions, (a) Customer shall provide Supplier with [*****] days written notice of its intention to implement this change, (b) Customer shall reimburse Supplier [*****] and (c) Supplier and Customer shall agree to an equitable adjustment in the prices on Schedule 10.1 to reflect the corresponding decrease in Supplier’s ongoing costs. Supplier shall consult with Customer prior to incurring any costs referred to in (c) above and shall use commercially reasonable efforts to minimize any resulting cost to the Customer under this Section 7.7.2.

7.7.3	Supplier will indemnify, defend and hold harmless the Customer, and its Affiliates, its and their shareholders, officers, employees and agents from any and all third-party claims, demands, causes of action, liability, judgments, damages, costs and expense (including reasonable attorney’s fees) asserted against, imposed upon or suffered by such parties as a result of Supplier’s failure to pay any amounts owed by Supplier to any vendor under this Section 7.7 when such amounts are due (provided Customer has paid such amounts to Supplier).

7.7.4	All such Other Existing Formats purchased for Customer hereunder shall be owned by the Customer.

7.8	Supplier shall schedule orders to [*****], in connection with the volumes committed to such parties as set out in Schedule 4.1(ii), in accordance with instructions provided by Customer as to the quantities and periods specified by Customer.

7.9	Supplier shall, provide the following IT services:

(i)	additions and changes to data, reports, interfaces and systems if and when Customer requests such changes, at no additional cost to Customer provided the scope and quantity of such changes are within the scope and quantity of changes implemented by Supplier during calendar year 2003 or if provided to any other customer of Supplier provided Customer pays all incremental costs of implementation; and

(ii)	plan, design and implement web enabled systems access for Customer and its Affiliates’ employees to Supplier’s systems to the extent related to Customer and its Affiliates’ Products and the services provided by Supplier to Customer under this Agreement.

If Customer’s requirements related to the clauses above would require staffing beyond that available to Supplier at the Effective Date or additional costs or expense, Supplier shall be entitled to charge Customer for such service or additional costs or expense, provided Supplier first notifies Customer of the proposed charge for such service. If Supplier proposes a charge for a service under the clauses above, Customer can elect to order such services or decline such services.

7.10	To the extent that any Customer changes to any Customer computer systems would cause Supplier to incur any significant out-of-pocket costs in connection with adapting to, conforming to, custom programming for, or otherwise interfacing with such systems in order to facilitate the efficient performance of its obligations under this Agreement, including without limitation, this Section 7.10, Supplier shall notify Customer of such out-of-pocket costs and the reasons therefor, and Customer shall within a reasonable time period approve such costs or work with Supplier to reduce or eliminate such costs. Customer shall reimburse Supplier for all such costs chargeable to Customer pursuant to this Section 7.10.

8.0	Product Quality:

8.1	All Optical Discs shall conform to the Input Material for such Optical Discs provided by Customer.

8.2	The quality of the Optical Discs manufactured by Supplier, and the Specified Related Services provided by Supplier to Customer shall (a) conform to the standards set forth in the relevant industry technology licensor manuals (e.g., CD manufacturing levels will be sufficient to meet the Sony-Philips Red Book CD specifications, also known as the Sony Philips Optical Disc Specifications), and (b) conform to the AQL standards set forth in Schedule 8.2.1 for CDs and 8.2.2. for DVDs.

8.3	Supplier will perform such inspections as are called for on Schedule 8.2.1 and 8.2.2 and shall certify and send the written results of all such inspections to Customer for the previous calendar month within seven Working Days of the end of such month.

8.4	For the purposes of this Agreement, an “Epidemic Multiple Defectives Event” (or “EMDE”) shall be deemed to have occurred if either (a) at least[*****]% or (b) more than [*****] of the Optical Discs of any given Order(s) exhibit the same type of defect, in which said defect renders the Optical Discs not merchantable or fit for their intended purpose (such defective Optical Discs, “Epidemic Multiple Defectives”) and (i) senior management of Supplier actually learns of such defect, or (ii) Customer notifies Supplier in writing providing reasonable particulars of such defect. In the event of an EMDE, Customer shall have the right, as its sole and exclusive remedy, to elect either a refund or replacement remedy. In the event Customer elects a replacement remedy, Supplier shall promptly deliver a non-defective replacement of the defective Optical Discs to the applicable distributor, retailer and/or other customer who purchased any such defective copies, at Supplier’s sole cost and expense. In the event Customer elects a refund remedy, Supplier shall refund to Customer the price paid for the finished product containing such defective Optical Discs. In the event of any EMDE, Customer agrees to use reasonable endeavors to determine the extent of the problem among its customers, to assist Supplier in resolving any problems with Epidemic Multiple Defectives in order that Supplier may provide replacement Optical Discs promptly and to assist in Customer’s mitigation of any negative effects on Customer.

8.5	[*****]

8.6	Intentionally deleted.

9.0	Key Failures.

9.1	A “Key Failure” is an occurrence of any of the events identified as a “KPI Repeated Failure Event” on Schedule 9.1 of this Agreement. As soon as it becomes aware of a Key Failure, Customer or Supplier shall notify the other of the Key Failure, specifying the nature of the Key Failure and the data sources used to identify such Key Failure (each such notice is a “Failure Notice”).

9.2	Any Key Failure which is not cured in accordance with this Section 9.2 is an “Uncured Key Failure,” provided that Customer has provided Supplier (or Supplier has provided Customer) with an associated Failure Notice within [*****] days of the Key Failure. A Key Failure which is cured under this Section 9.2 shall not relieve Supplier of any other remedies to which Customer may be entitled under Section 6.11 or Section 10.7 of this Agreement. In order to cure a Key Failure, Supplier must do each of the following:

9.2.1	Within seven calendar days of receipt of a Failure Notice identifying such Key Failure from Customer, or delivery of a Failure Notice by Supplier, after consultation with Customer, provide to Customer a detailed, written correction action plan (“CAP”), with defined and traceable milestones, metrics and timelines which address the causes of the Key Failure and describes how Supplier will monitor and manage the relevant business practices/processes to ensure that the causes of the Key Failure are successfully addressed;

9.2.2	During the six-week period following the date of Supplier’s receipt or sending of the Failure Notice (the “Cure Period”), on each Tuesday, provide Customer with a written report describing the progress on the CAP and any Key Failures during the preceding Work Week (ending on the immediately preceding Saturday); and

9.2.3	By the end of the Cure Period, successfully address the causes of the Key Failure, and provide Customer with a written report of the relevant business practices/process implemented.

9.3	The effects of Key Failures and Uncured Key Failures shall be as follows:

9.3.1	On the first Uncured Key Failure with respect to which Supplier has received or delivered a Failure Notice during any five-year period, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of twelve months, or (b) receive from Supplier liquidated damages in the amount [*****] payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.2	On the second Uncured Key Failure with respect to which Supplier has received or delivered a Failure Notice during any [*****] year period, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the Manufacturing Services with any other entity or entities for a period [*****] months, or for an additional [*****] period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of Section 9.3, or (b) receive from Supplier liquidated damages in the amount of [*****] payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.3	Notwithstanding Section 9.3.2, if two Key Failures under “Production” or “Delivery” on Schedule 9.1 with respect to which Supplier has received or delivered a Failure Notice occur between September 15th and December 31st of the same calendar year, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), either (a) to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****], or for an additional period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of this Section 9.3, or (b) receive from Supplier liquidated damages in the amount of [*****] payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.4	If three Key Failures of the same category (e.g., EMDE) with respect to which Supplier has received or delivered a Failure Notice occur during any rolling [*****] year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the Manufacturing Services with any other entity or entities for the remainder of the Term, or (b) terminate this Agreement or, (c) receive from Supplier liquidated damages in the amount of [*****] payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.5	On the fourth Key Failure with respect to which Supplier has received or delivered a Failure Notice during any rolling [*****] year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), either (a) to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of twelve months, or for an additional [*****] period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of this Section 9.3, or (b) receive from Supplier liquidated damages in the amount of [*****] payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.6	On the fifth Key Failure with respect to which Supplier has received or delivered a Failure Notice during any rolling [*****]-year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the Manufacturing Services with any other entity or entities for the remainder of the Term, or (b) terminate this Agreement, or (c) receive from Supplier liquidated damages in the amount of [*****] payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.7	For purposes of clarity, the Parties agree that (a) Customer shall never have a right to source any more than [*****]% under the provisions of Sections 9.3.1, 9.3.2, 9.3.3 and 9.3.5, and (b) where the provisions of more than one sub-section of Section 9.3 would provide Customer with a remedy with respect to any new Key Failure event, Customer may elect only one of such remedies. In addition, to the extent that an event that would constitute a Key Failure under “Quality” or “Multiple Defective” on Schedule 9.1 is uncured and continuing during the applicable Cure Period, such event may not constitute another Key Failure until the end of the applicable Cure Period in accordance with Section 9.2.

9.3.8	Customer’s right to invoke any remedy available to Customer under the provisions of any sub-section of Section 9.3 shall be exercised, if at all, in writing and within [*****] after the date upon which such right first accrues to Customer (e.g., at the end of the cure period or on the occurrence of a Key Failure and receipt of a Failure Notice, as applicable), and any period of loss of exclusive volume under any sub-section of Section 9.3 shall commence upon such date, except in the case where a period of loss of exclusive volume under any sub-section of this Section 9.3 is currently running, in which case the new period shall commence upon the expiration of the current period.

9.3.9	In the event that Customer exercises any right to source any volumes with third parties under any sub-section of this Section 9.3, Customer shall provide Supplier with timely notice of such third-party sourcing, and

Supplier’s capacity commitments under this Agreement shall be reduced by the amount of such third-party sourcing. Upon the conclusion of any period in which Customer has elected to outsource exclusive volume pursuant to Sections 9.3.1 through 9.3.6, such exclusive volume shall automatically revert to Supplier. If Customer elects to source [*****]% of the Manufacturing Services with another entity or entities for the remainder of the Term under Section 9.3.4 or Section 9.3.6, Supplier shall be relieved of its capacity and similar commitments under this Agreement for the remainder of the Term.

9.3.10	Notwithstanding any other provision of this Agreement, any failure of Supplier to perform any of its obligations under this Agreement shall not be considered a default, breach, Key Failure or Uncured Key Failure to the extent that such failure is caused by (a) any Customer breach of, or noncompliance with, this Agreement; (b) the failure of Customer to timely provide any required consents, approvals, instructions or assistance; or (c) any Customer Affiliate’s breach of, or noncompliance with either the Transition Services Agreement, the Share Purchase Agreement, the International Distribution Agreement or the Lease Agreement.

10.0	Pricing, Rebate:

10.1	Schedule 10.1 contains the prices (excluding the prices associated with the items set forth in Section 10.3) for Manufacturing Services and related configurations. Subject to Section 10.9, these prices are fixed through the term of the Agreement, with the exception(s) described in this Agreement, including without limitation pursuant to Sections 10.3, 10.5, 10.6, 10.12 and 10.13. The Parties agree that Supplier will not charge, and Customer will not pay for, any service or activity that is not listed on Schedule 10.1 or elsewhere referenced or included in this Agreement unless Customer has approved such services and any charges in writing.

10.2	Supplier shall invoice Customer [*****]. Such invoices shall reflect the prices contemplated by Sections 10.1 and 10.3, or as may be agreed upon by the Parties pursuant to this Agreement. Each Supplier invoice shall identify on a country by country basis all modular charges from Schedule 10.1 and any additional charges agreed by the Parties which are applied to the Manufacturing Services. All prices stated in this Agreement are exclusive of any applicable VAT or sales tax which shall be stated separately on each invoice at the applicable rate and shall be payable by Customer to Supplier at the same time as the invoice is payable. Invoices will be for the actual number of Optical Discs shipped (if less than the number of Optical Discs comprised in an Order). All prices and other amounts hereunder are to be charged and paid in Euros unless expressly stated otherwise herein or as otherwise agreed in writing by the Parties.

10.2.1	Customer shall pay interest on any amounts (excluding those disputed in good faith, including without limitation, where the late payment is the result of Supplier’s action or inaction, e.g. Supplier’s warehouse receipt does not match Supplier’s invoice) past due under this Agreement at a monthly rate equal to the lesser of (a) the London Interbank Offered Rate (“LIBOR”) + 0.5% or (b) the maximum rate permitted by law.

10.2.2	If Customer becomes delinquent in the payment of any amount (excluding amounts disputed in good faith) in excess of, [*****] Supplier shall have the right to suspend some or all shipments hereunder pending such payment, and any such failure to make shipments will not be a default, breach, Key Failure or Uncured Key Failure under this Agreement and will not entitle Customer to terminate this Agreement or to any other damages or remedy.

10.2.3	In the case of a disputed invoice, Customer will pay the undisputed amount of the invoice and Customer and Supplier will work together in good faith to resolve the disputed amount. In the event an agreement cannot be reached on the disputed amount within [*****] days of the invoice due date, either Supplier or Customer may submit the matter to arbitration as provided in Article 14.0 “Dispute Resolution” to resolve the disputed amount, but without the need for or right to preliminary discussions provided for in Article 14.0. Upon resolution of the dispute, Customer will pay the Supplier the amount, if any, determined to be due to Supplier.

10.3	Supplier shall issue a [*****] to Customer depending on changes in Supplier’s costs for polycarbonate, polystyrene and Packaging Components via the following formulas:

10.3.1	Polycarbonate adjustment (raw material for optical disc) for CDs. At the end of each [*****] following the Effective Date, Supplier will calculate: (i) the Polycarbonate Reference Price minus (ii) Supplier’s daily average net price per kilogram for polycarbonate for the calendar quarter (or portion thereof) with the remainder (iii) multiplied by the number of CDs manufactured by Supplier and shipped to the Customer in the calendar quarter (or portion thereof) which are Cost-Based Optical Discs multiplied by the gross (input) polycarbonate content per CD of [*****]. If this calculation produces a negative result, that Euro amount will be charged to Customer, subject to Sections 10.3.7 – 10.3.10 below. If this calculation produces a positive result, that Euro amount will be credited to Customer, subject to Sections 10.3.7 — 10.3.10 below. The initial Polycarbonate Reference Price shall be [*****] per kilogram. The Polycarbonate Reference Price shall be reset at the end of each of Customer’s [*****] to equal the average price paid per kilogram by Supplier for polycarbonate during the previous [*****] month period, provided that the change in the Polycarbonate Reference Price from the previous Customer fiscal year is greater than plus or minus [*****]%. Upon each such readjustment of the

Polycarbonate Reference Price, the prices in Schedule 10.1 shall be updated accordingly.

10.3.2	Intentionally deleted.

10.3.3	Polycarbonate adjustment (raw material for optical disc) resulting from disc recycling activity. At the end of each [*****] following the Effective Date, Supplier will calculate: (i) the number of CDs supplied by Customer to Supplier for recycling multiplied by (ii) the net recycled material output from the recycling process per CD of [*****] multiplied by (iii) Supplier’s daily average net price per kilogram for polycarbonate for the calendar quarter (or portion thereof) just ended reduced by the departmental cost of the recycling activity of [*****] kilogram. This Euro amount will be credited to Customer, subject to Sections 10.3.7 – 10.3.10 below. This procedure shall remain in place as long as Supplier retains the polycarbonate recycling operation.

10.3.4	Adjustment in respect of “bought-in” polystyrene packaging. At the end of each [*****] following the Effective Date, for each Packaging Component, Supplier will calculate: (i) the Packaging Components Reference Price minus (ii) Supplier’s daily average net price for the Packaging Component for the calendar quarter, with the remainder (iii) multiplied by the number of finished goods containing the Packaging Component manufactured by the Supplier and shipped to Customer for such quarter (or portion thereof). If this calculation produces a negative result, that Euro amount will be charged to Customer, subject to Sections 10.3.7 — 10.3.10. If this calculation produces a positive result, that Euro amount will be credited to Customer subject to Sections 10.3.7 — 10.3.10. The initial Packaging Components Reference Prices shall be as set forth in Schedule 10.3.4. The Packaging Components Reference Price shall be reset at the end of each of Customer’s [*****] to equal the average price paid by Supplier for each Packaging Component during the previous [*****] month period, provided that the change in the Packaging Components Reference Price from the previous Customer fiscal year is greater than plus or minus [*****]%. Upon each such readjustment of the Packaging Components Reference Prices, the prices in Schedule 10.1 shall be updated accordingly.

10.3.5	Adjustment in respect of polystyrene packaging molded on site. At the end of each [*****] following the Effective Date, Supplier will calculate: (i) the Polystyrene Reference Price minus (ii) Supplier’s daily average net price per kilogram of Polystyrene for the calendar quarter, with the remainder (iii) multiplied by the number of Supplier injection-molded products shipped to Customer multiplied by (iv) the corresponding gross polystyrene content thereof as set forth below. If this calculation produces a negative result, that Euro amount will be charged to Customer, subject to Sections 10.3.7 - 10.3.10. If this calculation produces a positive result, that Euro amount will be credited to Customer subject to Section 10.3.7 - 10.3.10. The initial Polystyrene Reference Price shall be Euro [*****]. The Polystyrene Reference Price shall be reset at the end of each of Customer’s [*****] to equal the average price paid per kilogram by Supplier for polystyrene during the previous [*****]-month period, provided that the change in the Polystyrene Reference Price from the previous Customer fiscal year is greater than plus or minus [*****]%. Upon each such readjustment of the Polystyrene Reference Price, the prices in Schedule 10.1 shall be updated accordingly. For the purposes of this Section 10.3.5, the gross polystyrene content of the injected-molded products is: for a three-piece box, [*****] per finished product; for a two-piece box, [*****] per finished product; and for a multipack [*****] without trays, and [*****] with trays, per finished product.

10.3.6	[*****]

10.3.7	Supplier agrees and understands that the terminology contained in Sections 10.3.1 through 10.3.5, “... Supplier’s daily average net price...” includes all discounts, rebates and any and all other economic related considerations Supplier receives from its suppliers of polycarbonate, polystyrene and Packaging Components.

10.3.8	Supplier will perform the calculations described in Sections 10.3.1 through 10.3.6 within [*****] Working Days following the end of each calendar [*****] and submit the results to Customer, along with data and records that support the calculation of Supplier’s daily average net price. Customer will have the right to request additional data and records and/or audit Supplier’s financial records concerning Supplier’s daily average net price.

10.3.9	In the event Customer agrees with Supplier’s calculation of the charges or credits for changes in Supplier’s prices for Packaging Components, polystyrene and polycarbonate, Customer will notify Supplier to issue debit or credit memo’s within [*****] Working Days of receipt of the data and calculations described in Section 10.3.8. In the event Customer does not agree with Supplier’s calculation of the charges or credits for changes in Supplier’s prices for Packaging Components, polystyrene and polycarbonate, Customer will promptly schedule a meeting with Supplier to discuss approaches to resolve the disagreement.

10.3.10	Should New Formats be priced as Cost-Based Optical Discs the Parties shall adopt the methodology of 10.3.1 to 10.3.6 above in adjusting the raw material charges to be paid by Customer in respect of either the Optical Disc and/or the non-paper packaging applied to it.

10.4	All prices will be Free Carrier (FCA) International Chamber of Commerce (ICC) International Commercial Terms (INCOTERMS 2000) from Supplier’s manufacturing location. Subject to the terms and conditions of the International Distribution Agreement, (a) Customer will have the right to select all carriers and will pay all associated freight costs, and (b) Supplier will coordinate with such carriers and make appropriate arrangements for pick-ups on Customer’s account. However, if sourced from a manufacturing location that results in a higher transportation cost than if produced at the Hanover location, Supplier will issue a credit to Customer equal to the additional costs to deliver the product to the RSC.

10.5	Subject to Section 10.10, in the event a CD configuration which is not listed on Schedule 10.1 (except for New Format configurations) is required by Customer or any Universal Music Group member, the following procedure will be followed by Customer and Supplier to establish a price for said Manufacturing Services.

10.5.1	Customer will request the Manufacturing Service from Supplier in writing.

10.5.2	Supplier will propose a price equal to [*****].

10.5.3	Customer may accept or reject Supplier’s proposed price.

10.5.4	In the event Customer accepts Supplier’s proposed price, such Manufacturing Service and associated price shall be added to Schedule 10.1.

10.5.5	In the event Customer rejects Supplier’s proposed price, Customer may audit the documentation supporting the calculation of Supplier’s proposed price. [*****]. All of the foregoing information constitutes confidential information of Supplier.

10.5.6	Following the completion of Customer’s audit, the Parties will meet and engage in good faith negotiations concerning Supplier’s proposed price. In the event an agreement cannot be reached on the proposed price within [*****] days of Supplier’s proposal of a price, either Supplier or Customer may invoke Article 14.0 “Dispute Resolution” to determine the price for a configuration or service not contained in Schedule 10.1, which price shall be calculated using the formula set forth in Section 10.5.2. Once such price is determined, such Manufacturing Service and associated price shall be added to Schedule 10.1.

10.6	The Parties agree and understand that subsequent to the Effective Date, but within the Term of this Agreement, Customer may have access to Optical Disc manufacturing volumes other than for Universal Music Group Manufacturing Requirements for distribution in one or more European Countries, including volumes (a) then-currently committed to other manufacturers as described in Section 4.1(ii); (b) from non-Universal Music Group companies or labels with which it has no written agreements as of the Effective Date; (c) for Special Project orders for any SKUs in volumes forecast to be greater than [*****] units per SKU; and (d) Manufacturing Requirements of a party who becomes a Universal Music Group member by acquisition after the Effective Date to the extent and for the period that such Manufacturing Requirements are contractually committed to a third party as of the date of signing of the relevant acquisition agreement. All and any such Optical Disc manufacturing, to the extent for distribution in one or more European Countries (as of the Effective Date), will be hereafter referred to as “Incremental Volumes”. For purposes of clarity, examples of such Incremental Volumes would include, but not be limited to, the CD volumes committed to third parties as described in Section 4.1(ii) (but only to the extent that some or all of such volume becomes available to other third-party manufacturers under the terms of any such third-party agreement and during the time that such agreement remains in effect) or Optical Discs manufactured pursuant to a future P&D Agreement.

For the purposes of clarity, upon the termination of any of the supply agreements with the third parties mentioned above and described in Section 4.1(ii), the previously Excluded CD volumes shall become part of the Universal Music Group’s Manufacturing Requirements and are not Incremental Volumes.

On each occasion on which Customer gains access to any Incremental Volumes which could be placed under this Agreement, Customer shall notify Supplier of the volumes, terms (including those which may be country or deal-specific, e.g., a requirement for direct distribution, landed price and landed lead times but other than pricing), conditions, and any other relevant information related to such Incremental Volume necessary for Supplier to prepare a proposal to supply such Incremental Volume to Customer (each such notice, an “Incremental Volume Offer”). Within [*****] days of its receipt of an Incremental Volume Offer, Supplier must advise Customer of its interest in supplying such Incremental Volume which is the subject of the Incremental Volume Offer, and set forth in such acceptance its proposal all the necessary terms for such acceptance, which shall include all the terms set forth in the Incremental Volume Offer (each such acceptance, the “Supplier Incremental Volume Proposal”). Supplier’s decision not to submit, or its failure to provide a Supplier Incremental Volume Proposal within the [*****] days, shall mean that, notwithstanding Section 4.1, Customer may take the Incremental Volume subject to the Incremental Volume Offer to any entity. Notwithstanding the foregoing, Supplier must advise Customer within [*****] Working Days of its interest in supplying Incremental Volume for Special Projects.

If Supplier’s Incremental Volume Proposal is [*****] to other proposals Customer receives (which must be based on the same terms and conditions set forth in the Incremental Volume Offer) and is otherwise substantially the equivalent of any other proposal, [*****] of all proposals, Customer shall order the Incremental Volume from Supplier on the terms and conditions set forth in the Supplier Incremental Volume Proposal and in this Agreement (provided in the event of a conflict, the terms of the Supplier Incremental Volume Proposal will prevail). If Customer does not have an obligation to order the Incremental Volume from Supplier under the foregoing provision, then notwithstanding

Section 4.1, Customer may purchase such Incremental Volume from a third party; provided, however, [*****]

10.7	Without limiting Supplier’s obligations to meet the standards set forth in this Agreement, within [*****] days of the end of each,[*****] Supplier will provide Customer a credit equal [*****]% of the total amount of all invoices paid in such quarter as compensation for defectives. In the event either of the Parties can reasonably demonstrate that the long term, average defective rate is materially different than [*****] of manufactured Optical Discs, the Parties agree to conduct good faith negotiations to establish a different percentage as a basis to compensate Customer for defective manufacturing. The foregoing remedy shall be Supplier’s sole liability for defective units, and Customer’s sole remedy, except as set forth in Section 8.4 and Article 9.

10.8.1	Supplier shall pay to Customer in the form of a rebate to be used against all then-outstanding invoices of Supplier to Customer, and to be paid in cash to the extent in excess of all then outstanding invoices.

December 15, 2005	Euros 2,000,000
May 31, 2006	Euros 2,600,000
May 31, 2007	Euros 4,600,000
May 31, 2008	Euros 4,600,000

10.8.2	In each year of the Term on December 15 Supplier shall pay to Customer the amount of 325,000 Euros in the form of a rebate to be used against all then-outstanding invoices of Supplier to Customer, and to be paid in cash to the extent in excess of all then outstanding invoices.

10.9	Either Party shall have the right to dispute the accuracy of the Aggregate 2003 Manufacturing Costs, as a whole, or the Allocated 2003 Manufacturing Costs, on a line item basis, as follows:

10.9.1	Either Party may notify the other Party of an error or omission in the Aggregate 2003 Manufacturing Costs or any Allocated 2003 Manufacturing Costs in writing [*****] of the Effective Date and request an adjustment of the Aggregate 2003 Manufacturing Costs and/or any Allocated Manufacturing Costs, either up or down, as required to accurately reflect the Euro amount of such error(s) or omission(s) (any such requested adjustments, the “Requested Cost Adjustment”). A Requested Cost Adjustment may only be requested to the extent it relates to a variance in costs at the Supplier Hanover facility in 2003.

10.9.2	Within 15 days of receiving notification of a Requested Cost Adjustment, Customer and Supplier will meet and conduct good faith negotiations and attempt to reach agreement on whether such adjustments are appropriate and in the correct amount. Either Party may audit the other’s books, records and supporting documentation supporting the calculation of the data in, or the data used in preparing, Schedule 10.1 and the Requested Cost Adjustment. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of the audited Party’s operations. Once a Requested Cost Adjustment has been agreed or determined hereunder (the “Final Cost Adjustment”), the Aggregate 2003 Manufacturing Costs and the Allocated 2003 Manufacturing Costs shall be modified as follows:

10.9.2.1	If the dispute involves an error in the allocation of the Allocated 2003 Manufacturing Costs, the Final Cost Adjustment shall be added to or subtracted from the existing cost allocation for any and each disputed line item which contains the cost item and the amount of the Final Cost Adjustment shall be offset by a subtraction (in the case of an addition above) or addition (in the case of a subtraction above) for one or more other cost items in the relevant line items in which such other cost items are contained such that, had the adjusted costs been used to calculate the Aggregate 2003 Manufacturing Costs, based on the 2003 Product Mix, the Aggregate 2003 Manufacturing Costs would not have changed.

10.9.2.2	If the dispute involves increasing or adding a cost item or amount to the Aggregate 2003 Manufacturing Costs, the Final Cost Adjustment for such cost item shall be added to the Aggregate 2003 Manufacturing Costs, and to the relevant line items of the Allocated 2003 Manufacturing Costs such that, had the adjusted costs been used to calculate the Aggregate 2003 Manufacturing Costs, based on the 2003 Product Mix, the Aggregate 2003 Manufacturing Costs would have increased by the amount of the Final Cost Adjustment.

10.9.2.3	If the dispute involves reducing or removing a cost item or amount from the Aggregate 2003 Manufacturing Costs, the Final Cost Adjustment for such cost item shall be subtracted from the Aggregate 2003 Manufacturing Costs, and from the relevant line items of the Allocated 2003 Manufacturing Costs such that, had the adjusted costs been used to calculate the Aggregate 2003 Manufacturing Costs, based on the 2003 Product Mix, the Aggregate 2003 Manufacturing Costs would have decreased by the amount of the Final Cost Adjustment.

10.9.3	Once a Final Cost Adjustment has been made to the Allocated 2003 Manufacturing Costs as described in Section 10.9.2 above, the Parties shall adjust the prices (for Optical Discs, other than the [*****] per Optical Discs margin reflected therein) shown on Schedule 10.1 to take into account the adjustments described in Sections 10.9.2.1 through 10.9.2.3. In the event an agreement cannot be reached on any cost changes or any changes in Schedule 10.1 within two weeks of the commencement of negotiations under Section 10.9.2, either Party may invoke Section 14.0 (Dispute Resolution) to determine the appropriate Schedule 10.1 prices, provided that solely for purposes of resolving disputes under this Section 10.9, Section 14.0 procedures shall not be used and (A) the arbitrator shall be a single person who shall be a CPA (or equivalent) based in London, England and then in practice at a recognized public accounting firm which firm shall be selected by the Parties mutually, and which shall be asked to name the person to so act, (B) there shall be no discovery (other than that which has occurred pursuant to Section 10.9.2), (C) each Party shall submit, on the tenth business day after the arbitrator is named, its proposal on price adjustments and any support it has for its position (including, e.g., any documentation submitted under Section 10.9.1 and the results of any audit under Section 10.9.2), and the arbitrator shall make a determination, within 10 days of such submissions, of how the prices on Schedule 10.1 shall be adjusted, provided that such determination must comply with the parameters set forth in this Section 10.9. If the Parties fail to invoke the arbitration provision, the prices on Schedule 10.1 shall remain unadjusted, and if one Party fails to submit its proposal timely to the named arbitrator, the arbitrator shall accept the other Party’s proposal provided such proposal meets the parameters set forth in this Section 10.9. Once the prices for all configurations are agreed or determined pursuant to this Section 10.9, such new prices shall be deemed to amend Schedule 10.1 accordingly, and shall be applied both retroactively (to the Effective Date) and prospectively, and all amounts owing from one Party to the other as a result of such adjustment shall be paid within thirty days of the final determination of the changes in such prices.

Recourse to the procedures and remedies set forth in this Section 10.9 shall be Customer’s sole liability, and Supplier’s sole remedy, in the event of a breach by Customer of its representation and warranty in Section 12.2(d).

10.10	Notwithstanding any other provision of this Article 10, in the event Supplier uses third parties to provide for certain parts of Manufacturing Services, particularly packaging or assembly services for non-standard configurations, that are not identified and priced in Section 10.1, Supplier’s price to Customer for such parts of the Manufacturing Services shall be equal to Supplier’s price from the third party.

10.11	The initial prices for DVD configurations shall be as set forth in Schedule 10.1. Customer and Supplier will follow the procedure described in this Section 10.11 to reestablish the pricing for DVD configurations, and to establish and re-establish the pricing for New Format configurations (collectively “DVD and New Format Configuration Pricing”), from time to time.

10.11.1	Customer may, at any time other than between September 15 and December 31 of any year, notify Supplier that it wishes to establish a market price for a new New Format configuration. In addition, Customer shall on [*****] anniversary of the Effective Date or at any time other than between September 15 and December 31 of any other year, at least once per [*****] and no more often than [*****] period, notify Supplier that it wishes to re-establish a market price for all current DVD and New Format configurations; provided, however, that Customer may reestablish a market price for New Format configurations every [*****] in the [*****] years after the establishment of an initial market price therefor. Such notices shall be referred to as a “Market Pricing Notice”. At the time of delivery of such Market Pricing Notice, or within [*****] days thereof, Customer shall submit to Supplier, in writing, the Market Pricing Information, and will make available to Customer (and to any arbitrator selected under Section 10.11.6) copies of the quotations upon which such Market Pricing Information is based.

10.11.2	“Market Pricing Information” means the individual prices for each type of DVD or New Format configuration, or other relevant Manufacturing Service, obtained within [*****] days of the Market Pricing Notice from [*****] identified Qualified Manufacturers, based on an annual volume of at least [*****]% of Customer’s DVD and New Formats volume in the [*****]-month period prior to the Market Pricing Notice and on order lot sizes and lead times similar to Customer’s, unless the lower of such prices is less than [*****] multiplied by the higher of such prices, in which case the Market Pricing Information must include three prices for each DVD or New Format configuration, or other relevant Manufacturing Service, obtained within [*****] days of the Market Pricing Notice from three Qualified Manufacturers, such prices based on an annual volume of least [*****]% of Customer’s DVD and New Formats volume in the prior [*****]-month period and on order lot sizes and lead times similar to Customer’s.

10.11.3	Intentionally deleted.

10.11.4	The Supplier shall have [*****] business days after receipt of the Market Pricing Information to object to such Market Pricing Information, provided the only grounds for such objection [*****]. If Supplier makes such an objection the matter shall be subject to arbitration as set forth in Section 10.11.6 below.

10.11.5	For each DVD and New Format configuration, [*****] shall become the effective DVD and New Format Configuration Pricing (and be reflected on Schedule 10.1) on the 30th day after the delivery of the Market Pricing Information ([*****] day, the “Market Price Reset Date”). If an arbitration under Section 10.11.6 is still pending on such [*****] day, on the date the arbitrator makes a final determination of such dispute, the

[*****] (as determined by such arbitrator) shall be retroactively effective as of the Market Price Reset Date.

10.11.6	For purposes of resolving a dispute under this Section 10.11, UNCITRAL procedures shall not be used and (A) the arbitrator shall be an individual who shall be a Certified Public Accountant (or equivalent) based in London, England and then in practice at a recognized public accounting firm which firm shall be selected by the parties mutually, and the firm shall be asked to nominate the person to be the arbitrator, (B) there shall be no discovery other than under Section 10.11.1, (C) Supplier shall present its evidence that the prices proposed by Customer under Section 10.11.1 (“Proposed Prices”) do not meet the parameters of the definition of Market Pricing Information, with a copy to Customer; (D) Customer shall have [*****] days thereafter to respond to Supplier’s submission; (E) the arbitrator shall rule within [*****] days thereafter on all issues, or may during such period require either party to obtain and provide additional Proposed Prices; (F) any additional Proposed Prices obtained by order of the arbitrator shall be [*****] and (G) the arbitrator shall set the Revised Average Market Prices as the new DVD or New Format Configuration Pricing, as applicable.

10.11.7	In the event neither party timely invokes the arbitration provisions of Section 10.11.6, the Average Market Prices based on the Market Pricing Information as provided by Customer shall be the new DVD or New Format Configuration Pricing, as applicable, effective as of the Market Pricing Reset Date.

10.11.8	[*****]

10.11.9	The parties may change the market-based pricing mechanism set forth in this Section 10.11 to a cost-based formulation upon the mutual written agreement of the parties, and the parties shall discuss such a transition in good faith if requested by either party.

10.11.10	In the case of Market Pricing Notices with respect to the initial establishment of New Format configurations, (a) such Market Pricing Notice shall include any requested terms associated with such New Format configuration, [*****] (b) the Market Pricing Information therefor shall be based upon such Associated Terms, and (c) upon the establishment of prices for such New Format configurations under this Section 10.11, whether by agreement of the Parties or by arbitration under Section 10.11.6, such Associated Terms, as they may be amended by agreement of the Parties or by any arbitrator under Section 10.11.6, shall become part of this Agreement.

10.12	Subject to Section 10.10, in the event Customer or any Universal Music Group member requires any manufacturing, mastering, pressing, assembly or similar service not listed on Schedule 10.1 and which is not the manufacture of a CD, DVD or New Format configuration (“Priced Manufacturing Services”), the following procedure will be followed by Customer and Supplier to establish a price for such services.

10.12.1	As to all Priced Manufacturing Services, Customer will request the Priced Manufacturing Service from Supplier in writing (a “Quote Request”).

10.12.2	Within [*****] of a Quote Request, Supplier will propose a price for the requested services subject to such Quote Request equal to [*****] Supplier will supply documentation to Customer that supports the calculation of its Supplier Cost Bid.

10.12.3	On the [*****] after the Quote Request, Customer may accept or reject Supplier’s Cost Bid. In the event Customer accepts Supplier’s Cost Bid as to the subject of the Quote Request, the price accepted by Customer shall be added to Schedule 10.1.

10.12.4	In the event Customer rejects Supplier’s Cost Bid (or Supplier does not provide such information), Customer may audit Supplier’s books and records related to that information required to create Supplier’s Cost Bid. [*****]. All of the foregoing information constitutes confidential information of Supplier.

10.12.5	In all events under this Section 10.12, the price for the Priced Manufacturing Services subject to the Quote Request shall be the [*****].

10.12.6	Supplier may object to the Market Pricing Information provided by Customer, if any, provided Supplier may do so only in the [*****] days after the delivery of the Market Pricing Information and the only grounds for such objection can be that the Market Pricing Information does not [*****].

10.12.7	Following the completion of any Customer audit under this Section 10.12, parties will meet and engage in good faith negotiations concerning Supplier’s Cost Bid and the Market Pricing Information, if any. In the event an agreement cannot be reached on the proposed price within [*****] days of the Quote Request, either Supplier or Customer may invoke Article 14.0 “Dispute Resolution” to determine the price. If an arbitration under this Section 10.12 is still pending on the Price Reset Date, on the date the arbitrator makes a final determination of such dispute, the lowest of the Market Pricing Information (as determined by such arbitrator) and Supplier’s Cost Bid, on a configuration by configuration basis, shall be retroactively effective as of the Price Reset Date.

10.12.8	Regardless of whether the price for the Priced Manufacturing Services is set via agreement of the Parties or otherwise under this Section 10.12, all

Priced Manufacturing Services set under this Section 10.12 shall be reviewed at least [*****] and shall be readjusted using the same mechanisms as are set forth in this Section 10.12.

10.12.9	In the event an agreement cannot be reached on any prices within [*****] days of a Quote Request, either Supplier or Customer may invoke Article 14.0 (“Dispute Resolution”) to determine the price for the Manufacturing Service which is the subject of the applicable Quote Request. For purposes of resolving a dispute under this Section 10.12 however, the procedures set forth in Section 14.0 shall not apply and the following shall apply (A) there shall be one arbitrator only who shall be a Certified Public Accountant (or equivalent) based in London, England and then in practice at a recognized public accounting firm and the firm shall be selected by the parties mutually, and the firm shall nominate the person to be the arbitrator, (B) there shall be no discovery other than under Sections 10.12.2 and 10.12.4, (C) Supplier shall present its evidence that the prices proposed by Customer under Section 10.12.4 (“Proposed Prices”) do not meet the parameters of the definition of Market Pricing Information, in each case such submissions to be made no later than the [*****] day after the arbitrator is named, with a copy to the other party; (D) Customer and Supplier shall each have [*****] days thereafter to respond to the other’s submission; (E) the arbitrator shall rule within [*****] days thereafter on all issues, or may during such period require Customer to obtain and provide additional Proposed Prices; (F) any additional Proposed Prices obtained by order of the arbitrator shall be averaged by the arbitrator with all other Proposed Prices which the arbitrator determines meet the parameters of the definition of Market Pricing Information (the resulting average, the “Revised Market Pricing Information”) and (G) the arbitrator shall select [*****].

10.12.10	In the event neither party timely invokes the arbitration provisions of this Section 10.12, the lowest of the Market Pricing Information as provided by Customer and Supplier’s Cost Bid shall be the new pricing effective as of the Pricing Reset Date.

10.12.11	Once a price is determined for the subject of a Quote Request, the subject and its associated price shall be added to Schedule 10.1, and/or Schedule 10.1 shall be amended to reflect the new pricing.

10.12.12	Notwithstanding the foregoing provisions of this Section 10.12, Supplier will not charge Customer prices for Priced Manufacturing Services higher than the prices that Supplier is paying third-party subcontractors under Section 5.4 for similar volumes of the relevant Priced Manufacturing Services on similar terms. Customer may audit Supplier’s records of the prices paid to such third-party suppliers of Priced Manufacturing Services, in the manner described in Section 23.

10.13	Supplier will use normal and customary endeavors to obtain the lowest and best net price from any third-party providers of products and services such as polycarbonate, polystyrene and jewel boxes, transport services, paper parts components and hand packing services.

10.14	At Customer’s request, Supplier shall invoice the Universal Music Group members placing Orders under this Agreement on behalf of Customer, with instructions for such Universal Music Group member to pay such invoice directly to Customer.

11.0	Patent Charges Paid by Supplier for Optical Discs Sold to Customer:

11.1	To the extent that the pricing of DVD and New Formats is derived from a market price which is inclusive of patent charges Customer shall not be liable to Supplier for Patent Charges and Supplier shall indemnify Customer in respect of Patent Charges payable in relation to product so priced.

11.2	In relation to Cost-Based Optical Discs or DVDs derived from market pricing which is exclusive of Patent Charges, Customer must pay Supplier for Patent Charges within five business days prior to the date that such Patent Charges are due to the respective licensors. Customer will pay only the actual cost of Supplier’s Patent Charges net any form of rebate and Customer will have no obligation to compensate Supplier for any compliance, administration or legal costs related to the Patent Charges paid by Supplier, except as set forth in Section 11.6 below.

11.3	To support its claim for payment pursuant to Section 11.2, above, Supplier shall present evidence of payment of Patent Charges on a [*****] basis, consisting of proof of funds transferred along with normal and customary back-up documentation, including the number of Optical Discs and royalty rates that form the basis for the Patent Charges.

11.4	[*****].

11.5	[*****].

11.6	[*****].

11.7	To the extent that, subsequent to receipt by Supplier of any Patent Charge payment from Customer, Supplier is relieved of its obligation to pay the Patent Charge then Supplier will make an appropriate refund to Customer, less any out-of-pocket costs incurred by Supplier in obtaining such relief.

11.8	Should Supplier sub-contract the provision of any Manufacturing Services it shall not be entitled to charge Customer a Patent Charge per Optical Disc in excess of the amount that would have been charged to Customer had Supplier manufactured such Optical Disc in-house.

12.0	Representations of the Parties:

12.1	Representations of Supplier:

As of the Effective Date, and at all times during the Term, Supplier represents and warrants as follows:

(a)	Supplier is a valid existing private limited liability stock company (GmbH) and in good standing under the laws of Germany. Supplier has the corporate power and authority required to carry on its activities as they are now conducted.

(b)	Supplier has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement.

(c)	All corporate and other actions required to be taken by Supplier to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of Supplier in connection with the valid execution and delivery of this Agreement or the performance by Supplier of any of its obligations hereunder.

12.2	Representations of Customer:

As of the Effective Date, and at all times during the Term Customer represents and warrants as follows:

(a)	It is a valid existing private limited liability stock company and in good standing under the laws of the Netherlands. It has the corporate power and authority required to carry on its activities as they are now conducted.

(b)	It has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement.

(c)	All corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of it in connection with its valid execution and delivery of this Agreement or the performance by it of any of its obligations hereunder.

(d)	The Aggregate 2003 Manufacturing Costs accurately reflect the Supplier’s actual, recurring, aggregate stand-alone cost of providing Manufacturing Services in relation to total Supplier manufacturing volume in 2003 (“Total Volume”), after those certain adjustments mutually agreed upon by Customer and Supplier and are set forth on Schedule 12.2 (d).

(e)	The Allocated 2003 Manufacturing Costs when divided by Total Volume and allocated to CD and DVD replication (as shown in Schedule 12.2 (d)) results in the departmental cost per disc included in the disc price set forth in Schedule 10.1.

(f)	The third-party contracts referenced on Schedule 4.1(ii) (“Third Party Contracts”) attached hereto are the complete list of all contracts or arrangements which any Universal Music Group entity is a party to, as of the Effective Date, under which any amount of the Universal Music Group Manufacturing Requirements is committed to any party under such joint venture or other contract or arrangement.

(g)	The amounts set forth in Schedule 4.1(ii) as the volumes contractually committed under all Third Party Contracts as of the Effective Date are complete and accurate.

(h)	The Manufacturing Requirements of the Universal Music Group and its third party business in calendar year 2003 totaled not less than [*****] million Optical Disc units, and no corporate reorganizations have occurred in or since such period which could reasonably be expected to reduce such Manufacturing Requirements. Of such [*****] million aggregate Optical Discs set forth in the preceding sentence, certain amounts are attributable to orders from customers that have time limited agreements with the Universal Music Group, as set forth on Schedule 12.2G.

(i)	Customer has the right to authorize Supplier to perform the Manufacturing Services on Customer’s and the Universal Music Group’s behalf (including, without limitation, the purchase of materials and components on behalf of Customer and the Universal Music Group).

12.3	Warranty Disclaimers:

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS OR IMPLIED BY STATUTE, COMMON LAW OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT) ARE HEREBY EXCLUDED.

13.0	Termination:

13.1	This Agreement may be terminated:

(a)	By mutual written consent of the Parties at any time;

(b)	By Customer pursuant to Section 9.3.4 or Section 9.3.6;

(c)	In the event there is a Change of Control during the Term of this Agreement, notwithstanding any other provision of this Agreement, Customer may terminate this Agreement upon 90 calendar days written notice to Supplier, which notice may only be served in the period from such Change of Control to three months of Supplier’s giving Customer written notice to Customer of such Change of Control;

(d)	By Customer in the event Supplier is adjudged insolvent, makes a general assignment for the benefit of its creditors, or files a petition for relief under applicable bankruptcy or insolvency law; or a receiver is appointed on account of Supplier’s insolvency; or

(e)	By Customer, if Supplier has materially breached its obligations under any of Sections 5.5 or 27, without cure (after written notice by Customer) of such breaches, [*****] or more times in any [*****] period. For the purposes of this Section 13.1(e), “cure” shall mean undertaking the same cure process as is set forth in Sections 9.2.1 through 9.2.3 for Key Failures. For purposes of this Section 13.1(e) “material breach” shall mean that such breach resulted in a material loss to Customer and/or Universal Music Group.

(f)	By Customer, if Supplier has materially breached its obligations under Section 10.8.1 or Section 18 (with respect to assignment to a Competitor), without cure (after written notice by Customer and reasonable opportunity to do so) of such breaches.

13.2	Effect of Distribution Agreement Termination

In the event that the International Distribution Agreement is terminated by Customer during the Term of this Agreement due to Supplier’s breach, Customer shall have the right to terminate this Agreement unless Supplier agrees, and does, reimburse Customer for the costs of transportation from Supplier’s manufacturing facilities to the location(s) from which Customer will distribute the Optical Discs manufactured by Supplier under this Agreement.

13.3	Upon any termination or expiration of this Agreement, all of the provisions of this Agreement will terminate, except for the following provisions, which will survive in perpetuity: Sections 13.2, 13.3, 14.0, 15.0, 20.0, 21.0, 24.0 and 31.0. No termination or expiration of this Agreement will relieve either Party of any payment obligations outstanding at the time of such termination or expiration.

13.4	At the expiration of the Term or upon earlier termination, Customer will be entitled to repossess all of its manufacturing and packaging components (e.g. tapes, paper parts, packaging, etc.) provided by it to Supplier over the Term. Supplier will pack such parts appropriately and make them available for pick up by Customer with a clear dispatch and content note per shipment in agreement with Customer. Customer commits to take back such components within 120 days after the expiration of the Term or earlier termination. In the event of termination as a result of Supplier’s breach, Supplier shall bear any packaging, retrieval or storage costs incurred by Supplier for this service during this period. In the event of any other expiration or termination, Supplier shall notify Customer of all such costs prior to incurring them, and Customer and Supplier shall split all such costs equally.

13.5	If this Agreement is terminated by Customer as a result of any of the items set out in sections 13.1 (b), (c), (d) or (e) Supplier shall pay Customer the following amounts:

Date of termination	Amount payable (€)
Effective Date – December 15, 2005	13,800,000
December 16, 2005 – May 31, 2006	11,800,000
June 1, 2006 – May 31, 2007	9,200,000
June 1, 2007- May 31, 2008	4,600,000

14.0	Dispute Resolution:

During the pendency of any dispute, the Agreement shall continue to be in force and the Parties shall abide by all terms of the Agreement. Any dispute concerning the interpretation of this Agreement or any Party’s performance under any provision of this Agreement shall be discussed by the Parties, and if the Parties are unable to reach agreement concerning such matter, the dispute shall be settled by arbitration by three arbitrators (the “Arbitral Tribunal”) appointed in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in force at the time of commencement of the arbitration. The language of the arbitration shall be English. Each Party shall select one arbitrator and the two arbitrators selected by the Parties shall select the third arbitrator, who shall act as chairman and shall be a practicing solicitor or barrister admitted in New York and/or England and Wales for a continuous period of at least 10 years as at the date of commencement of the arbitration. The arbitration shall take place in London or New York, the selection of which shall be made by Customer. Any court of applicable jurisdiction may grant interim relief as set forth in Section 14.1 (notwithstanding any provision of the UNCITRAL Rules to the contrary). The Arbitral Tribunal, once fully constituted, shall have the power to order on a provisional basis any relief which it would have power to order in a final award. The Arbitral Tribunal shall apply New York law to any questions regarding the validity of this clause (insofar as any such questions are separable from questions as to the validity of the agreement of which this clause forms part) including but not limited to any question as to the authority of the signatories to this Agreement. The IBA Rules on the Taking of Evidence in International

Commercial Arbitration (the “IBA Rules of Evidence”) shall apply to any arbitration in accordance with this clause. In case of any inconsistency with any clause of this Agreement or with the UNCITRAL Rules, the IBA Rules of Evidence shall prevail but solely as regards the presentation and reception of evidence. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. Arbitration shall occur over consecutive business days and in no event shall an arbitration procedure continue for more than two weeks.

14.1	Notwithstanding the foregoing, either Party may pursue the remedy of specific performance of any provision contained herein, or seek a preliminary or permanent injunction against the breach of any such provision or in aid of the exercise of any power granted herein, or any combination thereof, in any court having jurisdiction thereof without resort to arbitration.

14.2	In the event of any arbitration between the Parties hereto with respect to any of the transactions contemplated herein or the subject matter hereof, the prevailing Party shall, in addition to such other relief as the arbitrators may award, be entitled to recover reasonable attorney’s fees, expenses and costs of investigation, all as actually incurred, including without limitation, attorneys’ fees, expenses and costs of investigation incurred in any case or proceeding under any bankruptcy, insolvency or reorganization proceeding.

15.0	Retention of Rights:

All Input Materials and other source and graphic materials provided by Customer in connection herewith, and all rights therein, shall remain the exclusive property of Customer. All work product, if any, produced hereunder specifically and solely for Customer and incorporation into Customer Optical Discs, artwork or other materials, from its inception, will be considered a “work made for hire” for Customer, which entitles Customer to, among other things, the copyright and all other rights, title and interest therein and such work product shall be and remain the sole property of Customer. Customer shall not provide Supplier with any original or irreplaceable materials under this Agreement. Notwithstanding the above, to the extent Customer nevertheless provides Supplier with any such original or irreplaceable materials, Supplier shall use commercially reasonable endeavors to ensure the safety and security of such materials but shall not be liable for any damages other than those specified in Section 21.1 below, in the event that such materials are lost, damaged, destroyed or stolen.

16.0	Binding Effect and No Other Agreements:

This Agreement and the International Distribution Agreement together constitute the entire agreement between the Parties on the subjects herein contained and supercede, cancel and terminate all other understandings between the Parties with respect to the subject matter hereof.

17.0	Amendments:

No modification of or supplement to this Agreement shall be effective unless signed in writing by each Party.

18.0	Successors and Assigns; Assignment:

The rights and obligations of the Parties hereunder shall attach to their successors and permitted assigns. Supplier shall have the right to assign this Agreement or any of the rights granted to Supplier hereunder, including without limitation, the right to assign any interests under this Agreement to (a) lenders providing financing to Supplier from time to time and (b) to any third party acquiring all or substantially all of Supplier’s assets or equity, provided that such third party is not a Competitor and agrees in writing to assume all of Customer’s obligations hereunder. Except as provided in this Section 18.0, Supplier shall not assign, or grant any lien or encumbrance on, any property of Customer (including finished goods). Customer shall not have the right, without Supplier’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to assign this Agreement or any of the rights, obligations or interests of Customer hereunder, in whole or in part, by operation of law, pursuant to a change of control, or otherwise; provided, however, that Customer shall have the right without Supplier’s consent to assign its rights and obligations under this Agreement to any Affiliate of Parent or to any third party acquiring all or substantially all of Customer’s assets or equity, provided that (i) such Affiliate or third party agrees in writing to assume all of Customer’s obligations hereunder, and (ii) Customer and such third party have confirmed in writing to Supplier that (A) it then-currently has Manufacturing Requirements substantially similar to or greater than Customer’s then-current Manufacturing Requirements, and (B) its then-current forecasts for Manufacturing Requirements for the remainder of the Term are substantially similar to or greater than Customer’s then-current forecasts for Manufacturing Requirements for the remainder of the Term. Notwithstanding the foregoing, in the event a non-Affiliate third party acquires all or substantially all of Customer’s assets or equity, such third party shall thereafter only be bound by the purchase commitment in Section 4.1 for the volume that is Customer’s and any other member of the Universal Music Group’s volume (i.e., no Customer Affiliate not part of the Universal Music Group immediately prior to the transaction shall be bound by this Agreement).

19.0	Compliance:

Any waiver by any Party of any breach hereof by the other Party shall not be deemed a waiver of such Party’s obligation for future compliance with the terms and conditions in this Agreement, notwithstanding any custom, practice or course of dealing to the contrary.

20.0	Confidentiality:

Except as may be required by law, no Party shall disclose to any third party any confidential information on business or technology of any other party obtained in connection with this Agreement for three years from the date of the disclosure of any such confidential information without the prior written consent of the other Party. Notwithstanding the foregoing, except as may be required by law, Supplier agrees to keep confidential (a) all Customer-specific product specifications, and (b) all Customer order information, in perpetuity.

21.0	Indemnification:

Each Party (the “Indemnifying Party”) hereto agrees to and does hereby indemnify, defend and hold harmless, the other Party and its parent, subsidiaries, affiliated companies, and its and their shareholders, officers, employees and agents (“Indemnified Party”) from any and all third-party claims, demands, causes of action, liability, judgments, damages, costs and expense (including reasonable attorney’s fees) asserted against, imposed upon or suffered by an Indemnified Party to the extent any such claims are caused by the Indemnifying Party’s performance of this Agreement, including but not limited to any claims for bodily injury, death or property damage, product liability and any infringement of any proprietary right, patent, copyright or trademark. For the avoidance of doubt, claims in relation to patent charges shall be made in accordance with Section 11.6

21.1	Supplier agrees to be expressly and solely responsible for any property of Customer (including, without limitation, masters, components, paper parts, etc.) while such property is in the care or custody of or under the control of Supplier, whether or not such possession constitutes a legal bailment, and in the event of any damage to or loss of such property while in the possession of Supplier, if the property is not an original or irreplaceable item or items, Supplier shall promptly pay Customer the full replacement value of such property or the costs to repair the damage or restore the loss to any such property, as applicable, regardless of cause. If, notwithstanding Section 15.0, Customer has provided Supplier with original or irreplaceable items which are damaged or lost while in possession of Supplier, Supplier shall be liable only for the cost of repair or replacement as if the lost or damaged original were a copy.

22.0	Favored Nations:

22.1	As to Significant Companies. In the event Supplier sells any Manufacturing Services to a Significant Company under similar or more favorable (to the other customer) terms and conditions to those described in Sections 1.0 through 10.0, 13, 21 and 25 herein for net prices for such Manufacturing Services (including all discounts, rebates and all other economic-related considerations) lower than those then in effect for Customer under Section 10.0 and this Section 22.1, Supplier will lower Customer’s prices for such Manufacturing Services such that they are equivalent to the prices paid by said Significant Company effective as of the date of the first invoice to the Significant Company, and for the duration that such Significant Customer receives such lower prices.

22.2	As To Other Customers. In the event Supplier sells any Manufacturing Services under similar or more favorable terms and conditions to those described in Sections 1.0 through 10.0, 13, 21 and 25 herein to a customer other than a Significant Company (an “MFN Customer”) for net prices for such Manufacturing Services (including all discounts, rebates, and all other economic related considerations) lower than those then in effect for Customer under Section 10.0 and Section 22.1 (said lower configuration price(s) called the “MFN Configuration Price”), Supplier will:

(a)	immediately notify Customer in writing of such sale and the pricing therefor; and

(b)	15 days following the end of each calendar quarter during which the MFN Customer receives the MFN Configuration Price, issue the Customer a credit to Customer’s payables equal to the number of units for each configuration sold to the MFN Customer(s) multiplied by the MFN Factor shown in Schedule 22.0.

22.3	For purposes of clarity, only Section 22.1 or Section 22.2 shall apply to any one sale to another customer, but each section may be used multiple times, whether for the same or different customers, and both sections may be operative at the same time (e.g., (1) if Significant Company A receives a lower price than Customer, Customer’s prices shall be adjusted under Section 22.1, and if Significant Company B receives an even lower price than Customer’s adjusted prices, Customer’s prices shall be reduced again; (2) If MFN Customer I receives a lower price than Customer, Customer shall receive a rebate as to MFN Customer I under Section 22.2, and if MFN Customer II receives a lower price than Customer (but not as low as MFN Customer I), Customer shall also receive a rebate as to MFN Customer II under Section 22.2(calculated for that MFN Customer II), and (3) if Customer’s prices are lowered as a result of Section 22.1, and then an MFN Customer receives an even lower price, Customer shall retain the prices set pursuant to Section 22.1, and shall be entitled to the rebate set forth in Section 22.2 for the latter sale).

Notwithstanding any other provision of this Section 22, Customer shall receive no price adjustment or other benefit under this Section 22: (a) with respect to orders from other Supplier customers which are Spot Market Orders, or (b) with respect to orders from other Supplier customers which are not Significant Companies and which are fulfilled using assets and facilities other than those purchased or leased by Supplier from Customer under the Share Purchase Agreement or Lease Agreement, or (c) with respect to orders from a Significant Company if such orders are fulfilled using assets and facilities purchased by Supplier from such Significant Company.

23.0	Audit Rights:

(a)	Customer shall have the right to inspect Supplier’s books and records related to its performance under this Agreement, including Section 22.0 hereof, provided such right shall not be exercised more than once per calendar year and provided, further, that any information subject to a confidentiality agreement with a third party shall only be subject to inspection by an independent third party auditor hired by Customer that enters into a confidentiality agreement with Supplier that maintains the confidentiality of third party information and permits the auditor to report on Supplier’s performance to Customer. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of Supplier’s operations.

(b)	Supplier shall have the right to inspect Customer’s books and records related to its performance under Section 4.1 of this Agreement, provided such right shall not be exercised more than once per calendar year and provided, further, that any information subject to a confidentiality agreement with a third party shall only be subject to inspection by an independent third party auditor hired by Supplier that enters into a confidentiality agreement with Customer that maintains the confidentiality of third party information and permits the auditor to report on Customer’s performance to Supplier. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of Customer’s operations.

24.0	Notice:

All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 24.0):

If to CUSTOMER:

Universal International Music, B.V. Gerrit van der Veenlaan 4 3743 DN Baarn The Netherlands Attn: The Directors Fax: +31 35 6245 796

With a copy to:

General Counsel Universal Music International Ltd 8 St. James’s Square London SW1Y 4JU England Fax: 44 20 7747 4473

If to SUPPLIER:

Entertainment Distribution Company c/o Glenayre Technologies, Inc. 11360 Lakefield Drive Duluth, Georgia 30097 Attn: Chief Financial Officer Telephone: (770) 283-2525 Fax: (770) 497-3992

With copies to:

Entertainment Distribution Company LLC 360 Madison Avenue Suite 500 New York, NY 10017 Attn: Chief Financial Officer Telephone: (212) 981-6917 Fax: (212) 869-6418

and

Greenberg Traurig, LLP 3290 Northside Parkway, N.W. Suite 400 Atlanta, GA 30327 Attn: James Altenbach (678) 553-2212

Any notice delivered after 5:00 p.m. (local time of recipient) shall be deemed delivered on the next business day following. For this purpose, “business day” means any day other than a Saturday, Sunday, or a day which is a public holiday in the place both of dispatch and of the recipient of the notice.

25.0	Force Majeure:

25.1	Notwithstanding any provision hereof to the contrary, Supplier shall not be liable for any damages incurred by Customer or payments, debits or credits hereunder whatsoever due to delays or failures in Supplier’s performance of its obligations under this Agreement due to a Force Majeure Event, and such delays or failures shall not be deemed a breach of this Agreement.

25.2	Immediately upon becoming aware of the Force Majeure Event, Supplier will (a) use commercially reasonable efforts to end or circumvent the Force Majeure Event, (b) keep Customer apprised of those efforts on a timely basis, and (c) communicate with, coordinate with and assist Customer in resolving any impact on Customer caused by the Force Majeure Event.

25.3	If a Force Majeure Event continues for a period longer than [*****] days, then Customer shall have the right to place Orders during the pendency of such Force Majeure Event with other manufacturing companies, provided that (a) such Orders shall not be for volumes in excess of the volumes Customer would ordinarily contract for during such period, and (b) upon notice from Supplier that Supplier can resume performance under the terms of this Agreement, Customer shall cease placing such Orders with such third parties and place them with Supplier under the terms of this Agreement.

25.4	Notwithstanding the [*****]-day period in Section 25.3, if there would be no doubt in the mind of a reasonable person that Supplier would be unable to resume performance under the terms of this Agreement within [*****] days of the Force Majeure Event, then Customer shall have the right to immediately seek the remedy provided under Section 25.3, without waiting for the [*****] day period to elapse; provided, however, that Customer shall consult with Supplier and coordinate its activities with Supplier’s in such circumstance.

26.0	Designated Person:

Customer and Supplier each agree that each will designate a single organization, department, and/or person to be the primary point of contact with the other with the ability to take action as may be required pursuant to this Agreement.

27.0	Anti-Piracy:

Supplier agrees to either maintain, or obtain within 1 year of the Effective Date of this Agreement and subsequently maintain, IRMA (or its successor body’s) Anti-Piracy Certification at its Hanover location during the term of this Agreement, unless (i) IRMA ceases to provide this certification, or (ii) it obtains Customer’s written approval that it need not comply with this section.

28.0	Press Aheads:

Supplier is prohibited without Customer’s prior written approval from pressing ahead stock of Customer or from retaining over-pressings or keeping stock of semi-finished product in anticipation of future Customer orders. To avoid possible capacity bottle necks in the quarters ended September and December, the Parties will agree in good faith the terms applicable to a “press aheads” program, if so required.

29.0	Consents and Approvals:

Neither Party shall unreasonably withhold, condition or delay any consents, authorizations or approvals required under this Agreement.

30.0	Employee Purchase Program:

Supplier’s employees located in Hanover will have the benefit of the employee product purchase plan in effect as of the Effective Date unless and until modified by Customer.

All orders and sales of Product pursuant to such employee product purchase plan shall be made through Supplier, which shall be responsible for all payments therefor. Customer shall not be required to pay any fee in connection with such sales.

31.0	Governing Law:

The Agreement shall be governed by the laws of the State of New York without giving effect to any applicable conflict of laws provisions.

32.0	Counterparts:

This Agreement may be executed in one or more counterparts (and by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

33.0	Enforcement:

Customer shall be entitled to enforce the provisions of this Agreement on behalf of each member of the Universal Music Group who places Orders with Supplier. Customer shall be responsible for all actions or omissions by such parties as if such actions or omissions were Customer’s hereunder.

Supplier		Customer

By:	/s/ Yorek Koehn /s/ B. Weichmann	By:	/s/ C. Van Dijk /s/ Th. Roos

Its:	Yorek Koehn Dr. Bodo Weichmann	Its:	Director Director

Date:	May 31, 2005	Date:	May 31, 2005

Manufacturing Agreement Signature Page

SCHEDULE 2.0

Definitions

The following capitalized terms shall have the meanings attributed to such terms in the following subsections.

“2003 Product Mix” means the Universal Music Group’s 2003 Manufacturing Requirements expressed as a product mix on a line-item-by-line-item basis and included on Schedule 10.1.

“Affiliate” means, as to any person or entity, any person or entity controlling, under common control with or controlled by such person or entity.

“Aggregate 2003 Manufacturing Costs” means the total cost of operating Supplier facility in calendar year 2003 after certain adjustments mutually agreed between the Parties, and set forth on Schedule 12.2 (d).

“Allocated 2003 Manufacturing Costs” means the Aggregate 2003 Manufacturing Costs divided by the Total Volume and allocated to CD and DVD replication (as shown in Schedule 12.2(d)) which results in the departmental cost per disc included in the disc price set forth in Schedule 10.1.

“Booked-On” means to book onto Supplier’s warehousing computer system and make available for pick, pack and ship activities.

“Business Day” means any weekday on which banks in the federal state of Lower Saxony, Germany are open.

“CD” means optical discs (CD-Audio and CD-ROM) in all formats manufactured by Supplier prior to the Effective Date and any optical disc of any diameter or shape that is consistent with Phillips Red, Yellow, Green and Orange Book Standards or any Philips specification for Non-Standard CDs.

“Change of Control” means the acquisition by a Competitor, directly or indirectly, and whether by sale, pledge, proxy agreement or otherwise, of [*****]% or more of the voting or equity economic interests in Supplier, or the sale of all or substantially all of Supplier’s assets to a Competitor.

“Competitor” means any entity owned or controlled by a Major Music Company or one of its Affiliates.

“Cost-Based Optical Discs” means CD’s and, if and for the time period that Customer is purchasing any other Optical Discs hereunder on a cost-based basis under any provision of this Agreement, such other Optical Discs.

“Drop Shipment” means (a) a direct shipment to an NDU or its distributor or, (b) to a customer of Customer in quantities no less than [*****] of any SKUs shipped in such shipment.

“DVD” means the following optical disc formats: DVD-V, 5 and 9; SACD non-hybrid 5 and 9.

“European Countries” means Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Hungry, Ireland, Italy, Luxemburg, Malta, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden, The Netherlands, the United Kingdom, Norway and Switzerland.

“Effective Date” means the date of the Closing of the Share Purchase Agreement, as such term is defined in the Share Purchase Agreement.

“Facility Fixed Costs” means all fixed cost categories referred to in the Aggregate 2003 Manufacturing Costs.

“Force Majeure Event” means fire, flood, storm, earthquake, landslide, volcanic activity or other acts of God; acts of terrorism or vandalism; riot, war, civil disturbance or insurrection; strikes, lockout or other labor unrest; power, transportation, Internet or other utility or carrier delays or outages, interference by any governmental authority, or any other event(s) beyond the reasonable control of Supplier (including a computer virus beyond a party’s reasonable control).

“IMS Service” means the import music services activity of Supplier and of Universal Music Group members by which certain Optical Discs are imported into the Territory with packaging and labeling intended for distribution.

“International Distribution Agreement” means that certain Distribution and Related Services Agreement, by and between Supplier and Customer, entered into on the Effective Date.

“Label” means a record sales and marketing company.

“Late Order Fee” is a Euro number equal to (a) the number of Optical Discs Supplier is obligated to Tender in such Work Week pursuant to the terms of this Agreement minus the number of those Optical Discs actually Tendered in such Work Week, times (b) [*****]. For purposes of this definition, Excess Orders shall not be subject to a Late Order Fee unless Supplier notifies Customer that it will fulfill such Excess Orders and such Excess Orders thereafter become Workable Orders.

“Lease Agreement” means that certain Lease Agreement as defined in the Share Purchase Agreement.

“Lost Inventory” shall be calculated on a component reference number by component reference number basis (each such unique component an “Inventory Component”), subtracting as of a particular date the Amount Used of such Inventory Components and the Actual Inventory of such Inventory Component from the Amount Delivered, where (i) “Amount Used” means the quantity of such Inventory Components manufactured by Supplier into products prior to the particular date, (ii) “Amount Delivered” means the quantity of such Inventory Components delivered by Customer’s vendor to Supplier

(based on receiving information supplied by Supplier) prior to the particular date, and (iii) “Actual Inventory” means the quantity of such Inventory Components on-hand as determined by a physical count as of the particular date.

“Major Music Company” means Sony-BMG Music Entertainment, Inc, EMI Group Plc and Warner Bros. Records, Inc or any of their successors.

“Manufacturing Requirements” means, as applied to a member of the Universal Music Group, (a) all requirements by the member of the Universal Music Group for Manufacturing Services for its own account with respect to (i) Optical Discs to be sold within the Territory and (ii) Optical Discs to be exported from the Territory by any Universal Music Group member located within the Territory, and (b) any requirements for Manufacturing Services for a third-party’s account with respect to Optical Discs to be sold within the Territory by such third party, for as long as any Universal Music Group member has the contractual right to control the identity of the provider of the Manufacturing Services to such third party, provided that such Universal Music Group member had such right as the Effective Date.

“Manufacturing Services” means mastering of Customer supplied files, molding and printing Optical Discs, assembling of Optical Discs into designated configurations with Supplier or Customer components, the Specific Related Services described in Section 7 of the Agreement and any service or activity priced pursuant to Section 10.1. The term “Manufacturing Services” means any particular Manufacturing Service as well as all Manufacturing Services collectively.

“Maximum Weekly Disc Orders” means the product of [*****] times the first Work Week Forecast for such Work Week provided by Customer to Supplier pursuant to Section 6.1. As an example, on April 2, 2005, the forecast would for the first time include a Work Week Forecast for the Work Week commencing April 25, 2005; assume that Work Week Forecast for April 25, 2005 shows a forecasted need of [*****] Optical Discs. On April 9, 2004, the forecast again includes a Work Week Forecast for the Work Week commencing April 25 2005, now revised to show a forecasted need of [*****] Optical Discs. The Maximum Weekly Disc Orders for the Work Week commencing April 25, 2005 [*****], based on the first forecast provided by Customer for such week.

“Minimum Installed Daily Capacity of CDs” means the minimum installed daily capacity of Supplier for CDs, [*****]. “Minimum Installed Daily Capacity of DVDs” means the minimum installed daily capacity of Supplier for DVDs, [*****]. “NDU” means a distribution facility in any location owned and/or used by the Universal Music Group.

“NDU Orders” means orders of Optical Disc units which are both (a) shipped to an NDU, and (b) for which Optical Disc RSC is not holding stock.

“New Formats” means all optical disc formats except for (a) CDs and DVDs currently manufactured by Supplier immediately prior to the Effective Date and (b) Other Existing Formats.

“New Formats Manufacturing Requirements” means, as applied to a member of the Universal Music Group, (a) all requirements by the member of the Universal Music Group for New Formats Manufacturing Services for its own account with respect to (i) New Formats to be sold within the Territory and (ii) New Formats to be exported from the Territory by any Universal Music Group member located within the Territory, and (b) any requirements for New Formats Manufacturing Services for a third party’s account with respect to New Formats to be sold within the Territory for as long as any Universal Music Group member has the unilateral contractual right to control the identity of the provider of the New Formats Manufacturing Services to such third party, provided that such Universal Music Group member had such unilateral right as of the Effective Date.

“New Formats Manufacturing Services” means mastering, manufacturing, assembly of New Formats into designated configurations with Supplier or Customer components, the Specific Related Services described in Section 7 of the Agreement and any related service or activity priced pursuant to Section 10.1. The term “New Formats Manufacturing Services” means any particular New Formats Manufacturing Service as well as all New Formats Manufacturing Services collectively.

“Optical Discs” means CDs, DVDs and any New Formats for which a price has been established under Section 10.11.

“Other Existing Formats” means LP vinyl, music cassette, VHS, DVD-Audio and SACD (to the extent not in the definition of DVD).

“P&D Agreement” means a production and distribution agreement between Customer and a non-Universal Music Group third party entered into after the Effective Date, or any other agreement between Customer and a non-Universal Music Group third party entered into after the Effective Date under which Customer may or does direct the sourcing of any Manufacturing Services for any such third party.

“Parent” means Universal Music Group, Inc.

“Packaging Components” means bought in from external supplier standard three-piece jewel boxes, standard two-piece jewel boxes, brilliant-type boxes, Amaray-type DVD boxes (used for CDs), or any other primary packaging component that is used in more than [*****] of annual shipments of CDs from Supplier to Customer in the calendar year.

“Patent Charges” means charges for optical disc patent royalties, copy protection technology royalties or similar technology license costs incurred by Supplier in relation to the Manufacturing Services and New Format Manufacturing Services provided by Supplier to Customer as a result of Customer Orders.

“Prevailing Practices” means the procedures, timeframes, service levels or response times generally followed and with respect to section 6.5 generally and in aggregate equivalent to those followed by Supplier during the 12 months prior to the Effective Date.

“Qualified Manufacturer” means any manufacturer [*****].

“Regional Music Company” means as to each country in the Territory, any recorded music company whose market share in such country is 35% or more of the Universal Music Group’s market share for music in such country, in each case as measured in the most recently ended calendar year.

“RSC” means the regional distribution facility owned by Supplier which shall initially be located in Hanover, Germany

“Significant Companies” means the entities listed on Schedule 22.1.

“Share Purchase Agreement” means that certain Share Purchase Agreement entered into between Blitz 05-107 GmbH, Supplier and Universal Music GmbH, dated May 31, 2005.

“Special Projects” means (a) joint venture repertoire product which involves a profit sharing arrangement with any non-Universal Music Group member third party (such as [*****]); (b) so called non-traditional product such as kiosk sales, premiums, cover mounts, give-aways and music club product, which are (i) generally distributed outside normal Universal Music Group retail or wholesale channels, and (ii) distributed in the Territory; and (c) non-commercial promotional product for distribution in territories outside Germany.

“Spot Market Orders” means orders for Manufacturing Services that (i) originate from a customer that Supplier supplies a small number of orders per year to and in general does not have an ongoing relationship with; (ii) originate from a customer for which Supplier does not provide ancillary services such as long term component storage and promotional mailings; and (iii) are ordered in large quantities, significantly greater than Customer’s average order size.

“Technical Plan” means Supplier’s technical planning guide, updated on an annual basis, which sets forth the output of each individual piece of equipment, and a statement of all of the assumptions upon which such output is based.

“Tender” means making Optical Discs available to RSC or to the selected carrier for transportation from the Supplier’s facilities and coordinating with and assisting such carrier, in a manner consistent with Supplier’s prevailing practices, but does not include actual transportation of the Optical Discs from the Supplier’s facility.

“Territory” means the United Kingdom, Denmark, Norway, Sweden, Finland, France, Spain, Portugal, Italy, Germany, Switzerland, Austria, Belgium, the Netherlands and Luxembourg.

“Transition Services Agreements” means the Bilateral Information Technology Transition Services Agreement between Supplier and Universal Music International Ltd.

“Universal Music Group” means (i) Parent, (ii) Customer and (iii) each subsidiary or Affiliate , directly or indirectly, more than [*****]% owned by Parent or Customer (or any of their respective successors or permitted assigns). For purposes of clarity, (i) no entity whose Optical Discs are distributed by a member of the Universal Music Group (but which is not directly or indirectly more than [*****]% owned by Parent or Customer) shall be a member of the Universal Music Group, and (ii) on the date on which an entity is no longer directly or indirectly more than [*****]% owned by Parent or Customer or their respective successors or permitted assigns, it shall cease to be a member of the Universal Music Group.

“Working Day” means those days as agreed by Customer and Supplier set forth at the commencement of the Term as Schedule 2.11 hereto and updated weekly as mutually agreed upon by Customer and Supplier in connection with the forecasts provided under Section 6.1.

“Work Week” means a seven-day period commencing on each Sunday during the term and ending at 11:59 p.m. the next Saturday (regardless of whether any day therein is a Working Day or Business Day).

The following terms have the meanings set forth in the Sections indicated.

Term	Section

Act	14.0
Agreement	1.0
Arbitral Tribunal	14.0
ASN	7.2.2
Associated Terms	10.11
CAP	9.2.1
Cure Period	9.2.2
Customer	1.0
Direct Distribution	7.2
EMDE	8.4
Epidemic Multiple Defectives	8.4
Excess Order	6.10
Excluded CDs	4.1
Failure Notice	9.1
IBA Rules of Evidence	14.0
Incremental Volume Offer	10.6
Incremental Volumes	10.6
Indemnified Party	21.0
Indemnifying Party	21.1
Input Materials	6.3
Key Failure	9.1
Late Orders	6.11
Manufacturing Components	7.6.1
Market Price Reset Date	10.11
Market Pricing Notice	10.11
MFN Configuration Price	23.2
MFN Customer	23.2
Non-CD Market Price	10.11
Order	6.2
Parties	1.0
Proposed Prices	10
Quote Request	10.11.1
Revised Market Pricing Information	10.11
Specific Related Services	7.0
Supplier Incremental Volume Proposal	10.6
Supplier Pricing Information	10.11
Supplier	1.0
Term	3.1
Transport Charges	7.2.4
UNCITRAL Rules	14.0
Uncured Key Failure	9.2
Work Week Forecast	6.1
Workable Orders	6.4

SCHEDULE 2.11

Working Days

See attached.

Universal Manufacturing & Logistics GmbH Hannover	Page 41

Working days CD-manufacturing Technical Planning CY 2 0 0 4
(Job time plan: 5 2/3 days a week 01.-37. CW; 7.0 days a week 38.-48. CW, 5 2/3 day a week 47.-52, CW)

Working days	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	Total
monthly	31.0	29.0	31.0	30.0	31.0	30	31.0	31.0	30.0	31.0	30.0	31	366.0

of It:
- Saturdays	5.0	4.0	4.0	4.0	5.0	4.0	5.0	4.0	4.0	5.0	4.0	4.0	52.0
- Sundays	4.0	5.0	4.0	4.0	5.0	4.0	4.0	5.0	4.0	5.0	4.0	4.0	52.0
- Regular working days	21.0	20.0	23.0	20.0	19.0	22.0	22.0	22.0	22.0	21.0	22.0	23.0	257.0
- Holidays	1.0			2.0	2.0								5.0

Other downtimes, adjustments				2.3	1.0				0.3			4.3	7.8

- Plant holidays
- Working on holidays
- Adjustment working days												1.3	1.3
- Holidays on Saturdays				1.0	1.0							2.0	4.0
- Holidays on Sundays				1.0								1.0	2.0
- Employee meetings				0.3					0.3				0.5

Available working days	30.0	29.0	31.0	25.8	28.0	30.0	31.0	31.0	29.8	31.0	30.0	26.7	353.2

- Regular working days	21.0	20.0	23.0	19.8	19.0	22.0	22.0	22.0	21.8	21.0	22.0	21.7	255.3
- Saturdays	5.0	4.0	4.0	3.0	4.0	4.0	5.0	4.0	4.0	5.0	4.0	2.0	48.0
- Sundays	4.0	5.0	4.0	3.0	5.0	4.0	4.0	5.0	4.0	5.0	4.0	3.0	50.0

Shifts beyond 5 days operation time a week:	10.0	8.0	8.0	6.0	8.0	8.0	10.0	8.0	16.0	30.0	16.0	4.0	132.0

- on Saturdays	10.0	8.0	8.0	6.0	8.0	8.0	10.0	8.0	10.0	15.0	10.0	4.0	105.0
- on Sundays									6.0	15.0	6.0		27.0

Operational working days	24.3	22.7	25.7	21.8	21.7	24.7	25.3	24.7	27.1	31.0	27.3	23.0	299.2

Universal Manufacturing & Logistics GmbH	Page 42
Hannover

Demand of working days CD-manufacturing / Utilization

Working days		JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	Total
monthly		31.0	29.0	31.0	30.0	31.0	30.0	31.0	31.0	30.0	31.0	30.0	31.0	366.0

of it:
- Saturdays		5.0	4.0	4.0	4.0	5.0	4.0	5.0	4.0	4.0	5.0	4.0	4.0	52.0
- Sundays		4.0	5.0	4.0	4.0	5.0	4.0	4.0	5.0	4.0	5.0	4.0	4.0	52.0
- Holidays		1.0			2.0	2.0								5.0
- Plant holidays
- Adjustment of job time by plant agrrements					0.3					0.3			1.3	1.8

Regular working days		21.0	20.0	23.0	19.8	19.0	22.0	22.0	22.0	21.8	21.0	22.0	21.7	255.2

Demand of working days		15.1	14.1	16.1	12.5	14.8	14.4	16.4	15.4	20.7	24.5	24.6	19.8	208.5

Demand of expension working days											3.5	2.6		6.1
Add. available working time		3.3	2.7	2.7	2.0	2.7	2.7	3.3	2.7	5.3	10.0	5.3	1.3	44.0

Needed working time	Days										3.5	2.6		6.1
beyond 5 days a week	Shifts										10.6	7.8		18.4

Needed days/week	Days	5.0	5.0	5.0	5.0	5.0	5.0	5.0	5.0	5.0	5.7	5.7	5.0	5.1

Utilization 7 days a week	%	71.4%	71.4%	71.4%	71.4%	71.4%	71.4%	71.4%	71.4%	71.4%	81.5%	80.7%	71.4%	73.3%

Planned operational working days

- Regular working days		21.0	20.0	23.0	19.8	19.0	22.0	22.0	22.0	21.8	21.0	22.0	21.7	255.2
- Saturdays		3.3	2.7	2.7	2.0	2.7	2.7	3.3	2.7	3.3	5.0	3.3	1.3	35.0
- Sundays										2.0	5.0	2.0		9.0

Total working days		24.3	22.7	25.7	21.8	21.7	24.7	25.3	24.7	27.1	31.0	27.3	23.0	299.2

Utilization capacity based on planned operational working days

Month	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	Total
Demand CD-manufacturing	6,744	6,018	7,303	6,260	7,760	7,422	7,371	7,935	11,525	16,173	15,493	9,995	110,000
Bottleneck capacity net	10,846	9,674	11,635	10,928	11,370	12,710	11,353	12,748	15,071	20,437	17,213	11,592	155,576
Surplus	4,102	3,656	4,333	4,668	3,610	5,287	3,982	4,812	3,546	4,264	1,720	1,597	45,576
Utilization capacity	62.2	62.2	62.8	57.3	68.2	58.4	64.9	62.2	76.5	79.1	90.0	86.2	70.7

Schedule 4.1(ii)

Third Party Contracts

Contractually
Manufacturer	Committed Volume	Time period

[*****]	[*****]	[*****]

[*****]	[*****]	[*****]

[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

	[*****]	[*****]
	[*****]	[*****]

	[*****]	[*****]
	[*****]	[*****]
	[*****]	[*****]
	[*****]	[*****]

	[*****]	[*****]
	[*****]	[*****]

Customer represents that both contracts allow tolerances of [*****]% at quarter’s end to be carried forward as excess or shortfall because exact quantity planning per quarter is not possible.

Schedule 4.1(iii)

Sourcing of UK and French Product

[*****]

SCHEDULE 5.4

Pre-Approved Subcontractors

     [*****]

			Sorting for Waste	Off Site Storage
Legal Name of			Disposal / Recycling	Price per Pallet
Company	Address	Hand packing (€)	(€)	and Month in €
[*****]	[*****]	[*****]		[*****]
[*****]	[*****]			[*****]
[*****]	[*****]	[*****]
[*****]	[*****]		[*****]
[*****] 1)	[*****]	[*****]		[*****]

1)	Hour rate depends on volume of hours purchased per annum; [*****] hours the rate will go down.

The pallet store of [*****] can only be used as interim and in case [*****] is full

SCHEDULE 6.7

Permitted Variances

     All Workable Orders will be subject to variance by Supplier from the purchase order quantity per the following schedule:

Order Size	Variance in Units
200 – 1000	[*****]
1001 – 2000	[*****]
2001 – 5000	[*****]
5001 – 10000	[*****]
10001 – 20000	[*****]
20001 – 50000	[*****]
50001 +	[*****]

SCHEDULE 7.6.2

Paper Part Procurement Matrix

     [*****]

SCHEDULE 8.2.1

AQL Standards – Required Inspections (CDs)

Finished Goods Audit and Minimum Acceptable Quality Level % For CD

Initial Evaluation Period

     Beginning on the Effective Date and continuing for a period of nine months (the “Initial Evaluation Period”), the Parties will evaluate the actual operating quality level. Based upon that evaluation, the Parties will mutually agree upon the Minimum Acceptable Quality Level for the remainder of the Term.

Audit Plan

     Once per calendar month, Customer will have shipped to Supplier a quantity of products (“Products” mean finished goods ready for sale to Customers customer) not to exceed 300 individual items. The products will be selected by Customer from inventory lots which to the Customer’s best knowledge represent Product manufactured by Supplier within the most recent 45 days.

Evaluation Process and criteria

     Each individual product will be evaluated by Supplier. Customer may observe the evaluation process of up to 100% of the Products sent to Supplier, provided it has given Supplier five Working days notice of its intent to observe said Evaluation Process. Supplier will evaluate each product by all of the criteria shown below, determining in each instance if the evaluation result is “Pass” or “Fail”. The aforementioned collectively is the “Evaluation Process”

Pass/Fail (under
minimum
		Minimum	specification=Fail;
		Specification	otherwise=Pass)
	Criteria	or	(Yes=Pass)
	For CD	Yes/No	(No=Fail)
1	Bler	<=220 counts
2	Burst	<=6
3	E32	0
4	13-Min l 3 / l top	=>.300
5	Eccentricity	<=70
6	Birefringence	+/-100
7	Print on disc matches music on disc	Y/N
8	Disc matches packaging	Y/N
9	Print (colors, legibility, etc) on disc matches proof	Y/N
10	Wrap tight and neat	Y/N
11	No damage in print or jewel case	Y/N

Pass/Fail (under
minimum
		Minimum	specification=Fail;
		Specification	otherwise=Pass)
	Criteria	or	(Yes=Pass)
	For CD	Yes/No	(No=Fail)
12	Correct sticker(s)	Y/N
13	Stickers in correct position and orientation	Y/N
14	Correct and legible spine label	Y/N
15	Correct and readable barcode	Y/N
16	Correct tray color	Y/N
17	Correct position (multidisc sets)	Y/N
18	Wrong product in brownpack and /or Wrong content label in brownpack	Y/N

Quality level

     “Fails” in Criteria 1.- 18. are Fatal Errors. In addition, if on any given product there are 3 or more “Fails” in Criteria 10.-17. that will also be considered a Fatal Error for that product. The Quality level will be the number of products in the month with 1 or more Fatal Errors divided by the total number of products evaluated in the month.

SCHEDULE 8.2.2

AQL Standards – Required Inspections (DVDs)

Finished Goods Audit and Minimum Acceptable Quality Level % For DVD

Initial Evaluation Period

     Beginning on the Effective Date and continuing for a period of nine months (the “Initial Evaluation Period”), the Parties will evaluate the actual operating quality level. Based upon that evaluation, the Parties will mutually agree upon the Minimum Acceptable Quality Level for the remainder of the Term.

Audit Plan

     Once per calendar month, Customer will have shipped to Supplier a quantity of products (“Products” mean finished goods ready for sale to Customers customer) not to exceed 300 individual items. The products will be selected by Customer from inventory lots which to the Customer’s best knowledge represent Product manufactured by Supplier within the most recent 45 days.

Evaluation Process and criteria

     Each individual product will be evaluated by Supplier. Customer may observe the evaluation process of up to 100% of the Products sent to Supplier, provided it has given Supplier five Working days notice of its intent to observe said Evaluation Process. Supplier will evaluate each product by all of the criteria shown below, determining in each instance if the evaluation result is “Pass” or “Fail”. The aforementioned collectively is the “Evaluation Process”

Pass/Fail (under
minimum
		Minimum	specification=Fail;
		Specification	otherwise=Pass)
	Criteria	or	(Yes=Pass)
	For CD	Yes/No	(No=Fail)
1	P1 Error	< 280

2	Radial 1	< 22
3	P0 fails	0
4a	I 14 H	18-30
4b	I 14 V	< 0.15
4c	I V D	< 0.33
5	Eccentricity	< 50
6a	Birefringence	+/- 100
6b	Jitter	Max. 8
7	Print on disc matches content on disc	Y/N

Pass/Fail (under
minimum
		Minimum	specification=Fail;
		Specification	otherwise=Pass)
	Criteria	or	(Yes=Pass)
	For CD	Yes/No	(No=Fail)
8	Disc matches packaging	Y/N
9	Print (colors, legibility, etc) on disc matches proof	Y/N
10	Wrap tight and neat	Y/N
11	No damage in print or jewel case	Y/N
12	Correct sticker(s)	Y/N
13	Stickers in correct position and orientation	Y/N
14	Correct and legible spine label	Y/N
15	Correct and readable barcode	Y/N
16	Correct tray color	Y/N
17	Correct position (multidisc sets)	Y/N
18	Wrong product in brownpack and /or Wrong content label on brownpack	Y/N

Quality level

     “Fails” in Criteria 1.- 9. are Fatal Errors. In addition, if on any given product there are 3 or more “Fails” in Criteria 10.-17. that will also be considered a Fatal Error for that product. The Quality level will be the number of products in the month with 1 or more Fatal Errors divided by the total number of products evaluated in the month.

SCHEDULE 9.1

Key Failure Events (Manufacturing)

	Definition and	KPI Repeated Failure
KPI	Performance Standard	Event
Weekly Production	Making and tendering Customer’s aggregate Workable Orders due of Optical Discs in a Work Week as described in Section 6.11(a)	Supplier fails to perform in accordance with Section 6.11(a) for any [*****] Work Weeks in a [*****]-rolling-week period
Order Tendering	Meeting lead time parameters as described in Sections 6.5 and 6.6, subject to Section 6.10	Except with respect to Excess Orders under Section 6.10, Supplier fails to perform in accordance with Section 6.11(a) or 6.11(b) for any [*****] Work Weeks in [*****]-rolling-week period
Quality	Maintaining average outgoing quality level as described in Section 8.2	Supplier fails to achieve AQL defined in Section 8.2 and Schedule 8.2 for any [*****] months in a rolling [*****]-month period
Multiple Defective	Avoiding Epidemic Multiple Defective Events (EMDEs) as described in Section 8.4	[*****] EMDE’s in any calendar [*****] or [*****] EMDE’s in any calendar [*****] or [*****] EMDE’s in any rolling [*****] months

SCHEDULE 10.1

Pricing

     [*****]

SCHEDULE 10.3.4

Packaging Component Reference Prices

     [*****]

SCHEDULE 12.2d

Bare Disc Material Cost

     [*****]

Schedule 12.2G

     [*****]

SCHEDULE 22.1

Significant Customers

Each Major Music Company

Each Regional Music Company